Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

BRIGHT LIGHTS ACQUISITION CORP.,

Bright Lights Parent Corp.,

Mower Intermediate Holdings, Inc.,

Mower Merger Sub Corp.,

Mower Merger Sub 2, LLC

and

MANSCAPED HOLDINGS, LLC

dated as of November 22, 2021

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Exhibits

Exhibit A	Form of Certificate of Incorporation of ParentCo
Exhibit B	Form of Bylaws of ParentCo
Exhibit C	Form of Restated Company Agreement
Exhibit D	Form of Sponsor Support Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Tax Receivable Agreement
Exhibit G	Form of Equity Incentive Plan
Exhibit H	Form of Management Incentive Plan
Exhibit I	Form of Second Amended and Restated Limited Liability Company Operating Agreement of the Company

Annexes

Annex I	Earnout Shares

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of November 22, 2021 (this “Agreement”), is made and entered into by and among Bright Lights Acquisition Corp., a Delaware corporation (“Bright Lights”), Bright Lights Parent Corp., a Delaware corporation and a direct wholly owned subsidiary of Bright Lights (“ParentCo”), Mower Intermediate Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of Bright Lights (“Intermediate Holdco”), Mower Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Bright Lights (“Merger Sub Corp”), Mower Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Intermediate Holdco (“Merger Sub LLC”), and Manscaped Holdings, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, Bright Lights is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, in connection with the transactions contemplated hereby and prior to the Closing (as defined below): (i) 100% of the capital stock of Manscaped, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Manscaped, Inc.”), will be distributed to the holders of the Company (the “Manscaped, Inc. Distribution”), and (ii) each of the outstanding limited liability company units of the Company (other than incentive units) will be recapitalized into a single class of limited liability company units (the “Company LLC Units”), in each case in accordance with their terms and conditions of that certain Restructuring Agreement, dated as of the date hereof (the “Restructuring Agreement”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”), Bright Lights and ParentCo will enter into a merger transaction pursuant to which: (i) Bright Lights will merge with and into ParentCo (the “ParentCo Merger”), pursuant to which the separate corporate existence of Bright Lights will cease and ParentCo will be the surviving corporation (ParentCo, in its capacity as the surviving corporation of the ParentCo Merger, is sometimes referred to as the “Surviving Corporation”); (ii) ParentCo shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by Bright Lights and the Company) and (iii) ParentCo will change its name to “Manscaped Holdings, Inc.”;

WHEREAS, pursuant to the ParentCo Merger, all of the issued and outstanding shares of Bright Lights Common Stock (as defined below) will be exchanged on a one-for-one basis for shares of common stock of ParentCo (“ParentCo Exchange Ratio”), and all of the outstanding warrants to purchase Bright Lights Common Stock will be exercisable for an equal number of shares of ParentCo common stock on the existing terms and conditions of such warrants;

WHEREAS, at the Second Effective Time, Merger Sub Corp will merge with and into Manscaped, Inc. (the “Manscaped, Inc. Merger”), pursuant to which the separate corporate existence of Merger Sub Corp will cease and Manscaped, Inc. will be the surviving corporation and a wholly owned subsidiary of the Surviving Corporation. In connection therewith, the equityholders of Manscaped, Inc. will receive ParentCo Class A Common Stock (and in the case of holders of voting units of the Company, shares of ParentCo Class B Common Stock);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and Delaware Limited Liability Company Act (“DLLCA”), following the Manscaped, Inc. Merger and as part of the same overall transaction as the Manscaped, Inc. Merger, at the Third Effective Time: (i) Manscaped, Inc. will merge with and into Merger Sub LLC (the “Third Merger” and, together with the Manscaped, Inc. Merger, the “Mergers”), with Merger Sub LLC being the surviving entity of the Third Merger (Merger Sub LLC, in its capacity as the surviving entity of the Third Merger, is sometimes referred to herein as the “Surviving Entity”); (ii) Intermediate Holdco will contribute all of its interest in the Surviving Entity to the Company in exchange for limited liability company interests of the Company; and (iii) Intermediate Holdco will become the managing member of the Company pursuant to an amended and restated limited liability company agreement of the Company in the form of Exhibit C hereto (the “Restated Company Agreement”);

WHEREAS, the Board of Managers of the Company has (i) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Company’s equityholders;

WHEREAS, as a condition and inducement to Bright Lights’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Equityholders (as defined below) have each executed and delivered to Bright Lights a Company Equityholders Support Agreement (as defined below) pursuant to which the Requisite Company Equityholders have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the equityholders of the Company or pursuant to an action by written consent of the equityholders of the Company) in favor of the adoption and approval, upon the effectiveness of the Registration Statement, of this Agreement, the Transaction Proposals set forth in the Registration Statement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of Bright Lights has (i) determined that it is advisable for Bright Lights to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Bright Lights Shareholders (as defined below);

WHEREAS, Bright Lights, as sole shareholder of ParentCo, Intermediate Holdco, Merger Sub Corp and Merger Sub LLC, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Mergers and the Exchange (as defined below) and in accordance with the terms hereof, Bright Lights shall provide an opportunity to its shareholders to have their outstanding shares of Bright Lights Common Stock (as defined below) redeemed on the terms and subject to the conditions set forth in this Agreement and Bright Lights’ Governing Documents (as defined below) in connection with obtaining the Bright Lights Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Bright Lights Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and certain other transferees of the Bright Lights Class B Common Stock held by the Sponsor, have executed and delivered to the Company the Sponsor Support Agreement (the “Sponsor Support Agreement”) in the form attached hereto as Exhibit D pursuant to which, among other things, (i) the Sponsor and such other parties have agreed to vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (ii) the Sponsor has agreed to exchange its shares of Bright Lights Class B Common Stock for shares of Bright Lights Class A Common Stock and to subject to earnout 1,035,000 shares of ParentCo common stock;

WHEREAS, on or prior to the date hereof, ParentCo entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from ParentCo shares of ParentCo Class A Common Stock for an aggregate purchase price equal to $75,000,000 at a per share purchase price of $9.20, such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, at the Closing, ParentCo, the Sponsor, the other parties listed in Schedule I to the Sponsor Support Agreement, the Major Company Equityholders (as defined below), and their respective Affiliates, as applicable, shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by Bright Lights and the Company), which shall be effective as of the Closing;

WHEREAS, in connection with the consummation of the Transactions, ParentCo, the Company, Intermediate Holdco, and certain other Persons will enter into a Tax Receivable Agreement, substantially in the form of Exhibit F attached hereto (the “Tax Receivable Agreement”);

WHEREAS, as a condition and inducement to Bright Lights’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each of Paul Tran and Kevin Datoo has executed and delivered to Bright Lights an employment offer letter in form and substance satisfactory to Bright Lights (collectively, the “Employment Agreements”); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Bright Lights, ParentCo, Intermediate Holdco, Merger Sub Corp, Merger Sub LLC and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“2020 Annual Financial Statements” has the meaning specified in Section 6.3(b).

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby, and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, charge, action, suit, audit, examination, assessment, arbitration, mediation or any proceeding, investigation, inquiry, or subpoena, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(d).

“Ancillary Agreements” means each of the Restructuring Agreement, the Exchange Agreement, the Restated Company Agreement, the Registration Rights Agreement, the Tax Receivable Agreement, the Sponsor Support Agreement, the Company Equityholders Support Agreement, the ParentCo Certificate of Incorporation, the ParentCo Bylaws, and the Confidentiality Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Public Officials).

“Anti-Money Laundering Laws” means all applicable laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the financing of terrorism, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, which legislative framework is commonly referred to as the “Bank Secrecy Act,” and the rules and regulations thereunder.

“Annual Financial Statements” has the meaning specified in Section 4.8(a).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Available Bright Lights Cash” has the meaning specified in Section 7.2(a).

“Bright Lights” has the meaning specified in the Preamble hereto.

“Bright Lights Class A Common Stock” means Class A common stock, par value $0.0001 per share, of Bright Lights.

“Bright Lights Class B Common Stock” means Class B common stock, par value $0.0001 per share, of Bright Lights.

“Bright Lights Common Stock” means Bright Lights Class A Common Stock and Bright Lights Class B Common Stock.

“Bright Lights Common Warrant” means a warrant to purchase one (1) share of Bright Lights Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Bright Lights’ initial public offering.

“Bright Lights Cure Period” has the meaning specified in Section 10.1(e).

“Bright Lights Disclosure Letter” has the meaning specified in the introduction to Article V.

“Bright Lights Entities” means Bright Lights, ParentCo, Intermediate Holdco, Merger Sub Corp and Merger Sub LLC.

“Bright Lights Financial Statements” has the meaning specified in Section 5.6(d).

“Bright Lights Private Placement Warrant” means a warrant to purchase one (1) share of Bright Lights Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Bright Lights SEC Filings” has the meaning specified in Section 5.5.

“Bright Lights Securities” has the meaning specified in Section 5.12(a).

“Bright Lights Share Redemption” means the election of an eligible (as determined in accordance with Bright Lights’ Governing Documents) holder of Bright Lights Class A Common Stock to redeem all or a portion of the shares of Bright Lights Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Bright Lights’ Governing Documents) in connection with the Transaction Proposals.

“Bright Lights Share Redemption Amount” means the aggregate amount payable with respect to all Bright Lights Share Redemptions.

“Bright Lights Shareholder Approval” means the approval of  those Transaction Proposals identified in clauses (A) through (I) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of Bright Lights Common Stock entitled to vote thereupon and for clauses (A) and (B), in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of Bright Lights Class B Common Stock voting separately as a single class (as determined in accordance with Bright Lights’ Governing Documents), in each case, at a Bright Lights Shareholders’ Meeting duly called by the Board of Directors of Bright Lights and held for such purpose.

“Bright Lights Shareholders” means the shareholders of Bright Lights as of immediately prior to the Effective Time.

“Bright Lights Shareholders’ Meeting” has the meaning specified in Section 8.2(b).

“Bright Lights Warrants” means the Bright Lights Common Warrants and the Bright Lights Private Placement Warrants.

“Bright Lights Warrant Agreement” means the warrant agreement, dated January 6, 2021, by and between Bright Lights and Continent Stock Transfer & Trust Company.

“Business Combination” has the meaning set forth in Article II of Bright Lights’ Certificate of Incorporation as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a (a) Saturday or Sunday or (b) any other day on which commercial banks are not authorized to be open for business in the State of California or the State of New York.

“Closing” has the meaning specified in Section 2.5(a) .

“Closing Date” has the meaning specified in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Common Units” means the limited liability company units of the Company having the rights and obligations specified with respect to “Common Units” in the Company LLC Agreement.

“Company Cure Period” has the meaning specified in Section 10.1(d).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Equityholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Transactions, by the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Common Units, voting Company Incentive Units and Company Preferred Units, in each case, pursuant to the terms and subject to the conditions of the Company LLC Agreement and applicable Law.

“Company Equityholders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among each of the Requisite Company Equityholders, Bright Lights and the Company, as amended or modified from time to time.

“Company Financing Agreements” means the Series A Preferred Unit Purchase Agreement, dated February 18, 2020, by and between the Company and the investors listed on Exhibit A thereto, the Series A-3 Preferred Unit Purchase Agreement, dated February 18, 2020, by and between the Company and the investors listed on Exhibit A thereto, the Investors’ Rights Agreement, dated February 18, 2020, by and between the Company and each of the investors listed on Schedule A thereto and each of the members listed on Schedule B thereto, the First Amendment to Series A Preferred Unit Purchase Agreement, dated May 21, 2020, by and between the Company and Smash Ventures Monet, LP, the Series A-3 Preferred Unit Purchase Agreement, dated May 15, 2020, by and between the Company and the investors listed on Exhibit A thereto, the Unit Redemption Agreement, dated July 17, 2020, by and between the Company and TranCorp, Inc., the Series A-3 Preferred Unit Purchase Agreement, dated June 9, 2020, by and between the Company and The Stuart Partners, LLC, the Second Amendment to the Series A Preferred Unit Purchase Agreement, dated June 9, 2020, by and between the Company and Smash Ventures Monet, LP, and the Series A-4 Preferred Unit Purchase Agreement, dated July 17, 2020, by and between the Company and Pacific Premier Trust, Cust FBO Richard L. Thompson IRA.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Incentive Plan” means the Manscaped Holdings, LLC Equity Incentive Plan, effective as of June 11, 2019 (as amended on July 3, 2019 by the first amendment thereto, and as may be further amended or restated from time to time).

“Company Incentive Units” means limited liability company units of the Company having the rights and obligations specified with respect to Incentive Units in the Company LLC Agreement, including both voting and non-voting Incentive Units, in each case awarded under the Company Incentive Plan.

“Company Indemnified Parties” has the meaning specified in Section 7.7(a).

“Company LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of the Company, dated February 18, 2020, as amended by the First Amendment to the First Amended and Restated Limited Liability Company Agreement of the Company, dated July 17, 2020.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement or the Ancillary Agreements, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (i) any matter set forth on the Company Disclosure Letter, or (j) any action taken by, or at the request of Bright Lights or its Affiliates (other than any consents that Bright Lights is required not to unreasonably withhold, condition or delay pursuant to Section 6.1); provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations (which shall include the Company’s primary industry generally), but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Preferred Units” means limited liability company units of the Company having the rights and obligations specified with respect to the Series A-1 Preferred Units, Series A-2 Preferred Units, Series A-3 Preferred Units and Series A-4 Preferred Units, collectively, in the Company LLC Agreement.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Systems” means all computer, mobile and information technology systems, platforms and networks owned, licensed, used or held for use by the Company or any of its Subsidiaries, including software, firmware, hardware, record keeping, data processing, telecommunications networks, network equipment, websites, interfaces, platforms, peripherals, computer systems, together with data and information contained therein or transmitted thereby, and documentation relating to any of the foregoing.

“Company Voting Units” means the Company Units and the voting Company Incentive Units.

“Company Units” means the Company Common Units and the Company Preferred Units.

“Confidentiality Agreement” means the Manscaped Nondisclosure Agreement, dated as of February 11, 2021, between Bright Lights and the Company.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“D&O Indemnified Parties” has the meaning specified in Section 7.7(a).

“DGCL” has the meaning specified in the Recitals hereto.

“DLLCA” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Bright Lights Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.8.

“Dollars” or “$” means lawful money of the United States.

“Effective Time” has the meaning specified in Section 2.5(b).

“Employment Agreements” has the meaning specified in the Recitals hereto.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Incentive Plan” has the meaning specified in Section 7.1(a).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange” has the meaning specified in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.6(a).

“Export Approvals” has the meaning specified in Section 4.26(a).

“FDA” has the meaning specified in Section 4.31(b).

“Financial Statements” has the meaning specified in Section 4.8(a).

“FTC” has the meaning specified in Section 4.31(b).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (including any self-regulatory agency), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or arbitrator or arbitral body.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Health and Safety Regulations” has the meaning specified in Section 4.31(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to any intellectual property, throughout the world, including all U.S. and foreign: (i) patents and patent applications (including all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof); (ii) registered and unregistered trademarks, trade names, logos, designs, symbols, slogans, hashtags, taglines, brands, product names, corporate names, service marks, trade dress, rights to social media accounts, and other indicia of source, origin or quality, and pending applications therefor, and internet domain names, together with the goodwill of the Company associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, moral rights and works of authorship; (iv) proprietary rights in software (whether in source code, object code or other form), databases and other compilations and collections of data; (v) proprietary rights in trade secrets, inventions, ideas, know-how, algorithms, processes, technical information, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals and other confidential information; (vi) rights of publicity, privacy rights and data protection rights; (vii) the goodwill of the business symbolized or represented by any of the foregoing, customer lists and other proprietary information and common-law rights; and (viii) all applications and registrations for the foregoing.

“Intended Tax Treatment” has the meaning specified in Section 2.9(a).

“Interim Financial Statements” has the meaning specified in Section 4.8(a).

“Interim Period” has the meaning specified in Section 6.1.

“Intermediate Holdco” has the meaning specified in the Preamble hereto.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.6(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Major Company Equityholder” means, collectively, TranCorp, Inc., Kings Xing, LLC, Thompson Family Trust, SPV Investments, LLC, Smash Ventures Monet, LP.

“Manscaped, Inc.” has the meaning specified in the Recitals hereto.

“Manscaped, Inc. Distribution” has the meaning specified in the Recitals hereto.

“Manscaped, Inc. Merger” has the meaning specified in the Recitals hereto.

“Manscaped, Inc. Merger Certificate” has the meaning specified in Section 2.2(a).

“Manscaped, Inc. Merger Consideration” has the meaning specified in Section 3.4.

“Management Incentive Plan” has the meaning specified in Section 7.1(a).

“Mergers” has the meaning specified in the Recitals hereto.

“Merger Sub Corp” has the meaning specified in the Preamble hereto.

“Merger Sub LLC” has the meaning specified in the Preamble hereto.

“Merger Sub LLC Units” means the common units of Merger Sub LLC, as described in the limited liability company agreement of Merger Sub LLC.

“Minimum Available Bright Lights Cash Amount” has the meaning specified in Section 7.2(a).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” has the meaning specified in Section 5.6(c).

“NYSE” has the meaning specified in Section 7.3.

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.

“Open Source Obligations” means any obligations that software (or any portion thereof) owned by the Company or any of its Subsidiaries (i) be made available or distributed in source code form, (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow such software to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee.

“Open Source Software” means any software subject to an Open Source License.

“Owned Real Property” means all real property owned in fee simple by the Company or any of its Subsidiaries, together with all buildings, structures, facilities, fixtures and other improvements thereon and all easements, licenses and interests therein.

“ParentCo” has the meaning specified in the Preamble hereto.

“ParentCo Bylaws” has the meaning specified in Section 2.7(a).

“ParentCo Certificate of Incorporation” has the meaning specified in Section 2.7(a).

“ParentCo Class A Common Stock” means Class A common stock, par value $0.0001 per share, of ParentCo., which for the avoidance of doubt have one (1) vote per share.

“ParentCo Class B Common Stock” means Class B common stock, par value $0.0001 per share, of ParentCo., which for the avoidance of doubt shall have no economic rights (including no rights to dividends and distributions upon liquidation) and have the right to ten (10) votes per share.

“ParentCo Common Warrant” means a warrant to purchase one (1) share of ParentCo Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50).

“ParentCo Merger” has the meaning specified in the Recital hereto.

“ParentCo Merger Certificate” has the meaning specified in Section 2.1(a).

“ParentCo Merger Consideration” means the shares of ParentCo Class A Common Stock to be issued in connection with the ParentCo Merger.

“Payoff Letters” has the meaning specified in Section 2.6(a)(vi).

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and delinquent or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Owned Real Property or Leased Real Property related thereto, (iv) non-exclusive licenses of Intellectual Property, and (v) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable.

“Permitted Transfer” means, any of the following transfers of ParentCo Class A Common Stock:

(a) in the case of any member of the Company who is not a natural person, any Person that is an Affiliate of such member or its beneficial owners; and

(b) in the case of any member of the Company who is a natural person: (i) any Person to whom such shares of ParentCo Class A Common Stock are transferred from such member (A) by will or the laws of descent and distribution or (B) by gift to the holder’s spouse, the lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary without consideration of any kind; or (ii) a trust, family partnership or estate planning vehicle that is for the exclusive benefit of such member.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means any information defined as “personal data,” “personally identifiable information,” “personal information” or similar term under any applicable Law.

“PIPE Investment” means the purchase of shares of ParentCo Class A Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price received by ParentCo following the Effective Time, and prior to or substantially concurrently with Closing for the shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Privacy Laws” has the meaning specified in Section 4.22(a).

“Privacy Obligations” has the meaning specified in Section 4.22(a).

“Products” has the meaning specified in Section 4.31(b).

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Q3 Financial Statements” has the meaning specified in Section 6.3(b).

“Real Property Leases” has the meaning specified in Section 4.20(b)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by ParentCo under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Requisite Company Equityholders” means a majority of the issued and outstanding Company Voting Units and Company Preferred Units (each voting as a separate class).

“Restated Company Agreement” has the meaning specified in the Recitals hereto.

“Restructuring Agreement” has the meaning specified in the Recitals hereto.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce’s Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those applicable trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SCI Loan and Security Agreement” means that certain Loan and Security Agreement, dated as of December 31, 2020, among Structural Capital Investments III, LP, Ocean II PLO LLC, as administrative and collateral agent, the Company, Manscaped, Inc. and Manscaped, LLC, a California limited liability company, as the same may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Second Effective Time” has the meaning specified in Section 2.5(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Skadden” has the meaning specified in Section 11.19(a).

“Sponsor” has the meaning specified in the Recitals hereto.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, the other parties listed on Schedule I of the Sponsor Support Agreement, Bright Lights and the Company, as amended or modified from time to time.

“Subscription Agreements” means (i) the subscription agreements, entered into on or prior to the date hereof (as assigned or amended from time to time in accordance with their terms and this Agreement after the date of this Agreement) and (ii) any other subscription agreements entered into after the date of this Agreement (as assigned or amended from time to time in accordance with their terms and this Agreement), pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Entity” has the meaning specified in the Recitals hereto.

“SVB Loan and Security Agreement” means that certain Loan and Security Agreement, dated as of August 26, 2020, among Silicon Valley Bank, the Company, Manscaped, Inc. and Manscaped, LLC, a California limited liability company, as the same may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“Tax Receivable Agreement” has the meaning specified in the Recitals hereto.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Bright Lights Breach” has the meaning specified in Section 10.1(e).

“Terminating Company Breach” has the meaning specified in Section 10.1(d).

“Third Merger Effective Time” has the meaning specified in Section 2.5(b).

“Third Merger” has the meaning specified in the Recitals.

“Third Merger Certificate” has the meaning specified in Section 2.3(a).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customers” has the meaning specified in Section 4.28(a).

“Top Vendors” has the meaning specified in Section 4.28(c).

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, manager or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), (iii) any and all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby, (iv) any Transfer Taxes imposed on the Company, its Subsidiaries or its equity holders as a result of the Mergers or Exchange, and (v) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Transactions” means, collectively, the Mergers, the Exchange, and each of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Transfer Taxes” means all transfer, documentary, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that are required to be paid under tax Laws in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“Unit” means any outstanding Unit of the Company.

“Unpaid Transaction Expenses” has the meaning specified in Section 2.6(c).

“Updated Financial Statements” has the meaning specified in Section 6.3(a).

“Warrant Agreement” means the Warrant Agreement, dated as of January 6, 2021, between Bright Lights and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to Bright Lights by any of the Sponsor, an Affiliate of the Sponsor, or any of Bright Lights’ officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 8.2(c).

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Bright Lights Disclosure Letter (in the case of Bright Lights) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Bright Lights, Article V as qualified by the Bright Lights Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3 Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Bright Lights shall mean the knowledge of the individuals identified on Section 1.3 of the Bright Lights Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II

THE MERGERS; The Exchange; CLOSING

Section 2.1 The ParentCo Merger.

(a) ParentCo Merger. Upon the terms and subject to the conditions set forth in this Agreement, Bright Lights and ParentCo (Bright Lights and ParentCo sometimes being referred to herein as the “Constituent Corporations”) shall cause Bright Lights to be merged with and into ParentCo, with ParentCo being the surviving corporation in the ParentCo Merger. The ParentCo Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the ParentCo Merger (as so filed, the “ParentCo Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such ParentCo Merger to be effective as of the Effective Time.

(b) Effects of the ParentCo Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed of each Constituent Corporation, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the ParentCo Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.2 The Manscaped, Inc. Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, Merger Sub Corp will merge with and into Manscaped, Inc. and consummate the Manscaped, Inc. Merger. As a result of the Manscaped, Inc. Merger, the separate corporate existence of Merger Sub Corp shall cease and Manscaped, Inc. shall continue as the surviving entity of the Manscaped, Inc. Merger (provided that references to Manscaped, Inc. for periods after the Second Effective Time shall include Merger Sub Corp). The Manscaped, Inc. Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Manscaped, Inc. Merger (as so filed, the “Manscaped, Inc. Merger Certificate”), executed by Manscaped, Inc. and Merger Sub Corp in accordance with the relevant provisions of the DGCL, such Manscaped, Inc. Merger to be effective as of the Second Effective Time.

(b) Effects of the Manscaped, Inc. Merger. At and after the Second Effective Time, Manscaped, Inc. shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of Merger Sub Corp and Manscaped, Inc., and shall become subject to all the restrictions, disabilities and duties of each of Merger Sub Corp and Manscaped, Inc.; and all rights, privileges, powers and franchises of each of Merger Sub Corp and Manscaped, Inc., and all property, real, personal and mixed of each of Merger Sub Corp and Manscaped, Inc., and all debts due to each of Merger Sub Corp and Manscaped, Inc., on whatever account, shall become vested in Manscaped, Inc.; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of Manscaped, Inc. as they are of each of Merger Sub Corp and Manscaped, Inc.; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of Merger Sub Corp or Manscaped, Inc. shall not revert or become in any way impaired by reason of the Manscaped, Inc. Merger; but all Liens upon any property of either Merger Sub Corp or Manscaped, Inc. shall thereafter attach to Manscaped, Inc. and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3 The Third Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, following the Manscaped, Inc. Merger, at the Third Effective Time, Manscaped, Inc. shall be merged with and into Merger Sub LLC (the “Third Merger”). As a result of the Third Merger, the separate corporate existence of Manscaped, Inc. shall cease and Merger Sub LLC shall continue as the surviving entity of the Third Merger (provided that references to Merger Sub LLC for periods after the Third Effective Time shall include Manscaped, Inc.). The Third Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Third Merger (as so filed, the “Third Merger Certificate”), executed by Manscaped, Inc. and Merger Sub LLC in accordance with the relevant provisions of the DGCL and the DLLCA, such Third Merger to be effective as of the Third Effective Time.

(b) Effects of the Third Merger. At and after the Third Effective Time, Merger Sub LLC shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of Merger Sub LLC and Manscaped, Inc., and shall become subject to all the restrictions, disabilities and duties of each of Merger Sub LLC and Manscaped, Inc.; and all rights, privileges, powers and franchises of each of Merger Sub LLC and Manscaped, Inc., and all property, real, personal and mixed of each of Merger Sub LLC and Manscaped, Inc., and all debts due to each of Merger Sub LLC and Manscaped, Inc., on whatever account, shall become vested in Merger Sub LLC; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of Merger Sub LLC as they are of each of Merger Sub LLC and Manscaped, Inc.; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of Merger Sub LLC or Manscaped, Inc. shall not revert or become in any way impaired by reason of the Second Merger; but all Liens upon any property of either Merger Sub LLC or Manscaped, Inc. shall thereafter attach to Merger Sub LLC and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL and the DLLCA.

Section 2.4 The Exchange.

(a) Immediately following the Third Effective Time, at the Closing, (a) Intermediate Holdco shall sell, assign, transfer, convey and deliver to the Company all right, title and interest of the Surviving Entity and (b) the Company shall (i) accept from Intermediate Holdco such sale, assignment, transfer, conveyance and delivery of all such right, title and interest in and to the limited liability company units of the Surviving Entity and (ii) in consideration thereof, shall issue, sell, assign, transfer, convey and deliver to Intermediate Holdco an aggregate of 22,245,00 Company LLC Units (together, the “Exchange”).

(b) In connection with the delivery of the Company LLC Units to Intermediate Holdco, at the Closing Intermediate Holdco shall be admitted as the managing member of the Company pursuant to the terms and conditions of the Restated Company Agreement.

Section 2.5 Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 1400, Palo Alto, CA 94301, at 7:00 a.m. (local time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Bright Lights and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Bright Lights and ParentCo shall cause the ParentCo Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The merger of Bright Lights and ParentCo shall become effective at the time when the ParentCo Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Bright Lights and ParentCo in writing and specified in the ParentCo Merger Certificate (the “Effective Time”). Following the Effective Time but prior to the Third Effective Time, the parties shall cause the Manscaped, Inc. Merger to be consummated by filing the Manscaped, Inc. Merger Certificate with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the “Second Effective Time”). As soon as practicable following the Second Effective Time, the parties hereto shall cause the Third Merger to be consummated by filing the Third Merger Certificate with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA and mutually agreed by the parties (the date and time of the filing of such Third Merger Certificate (or such later time as may be agreed by each of the parties hereto and specified in such Third Merger Certificate) being the “Third Effective Time”).

Section 2.6 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Bright Lights, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii) to Bright Lights, the written resignations of all of the managers of the Company (other than any such Persons identified as initial managers of the Surviving Entity, in accordance with Section 2.8), effective as of the Effective Time;

(iii) to Bright Lights, the Registration Rights Agreement, duly executed by each of the Major Company Equityholders;

(iv) to Bright Lights, evidence that all Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter have been terminated or settled at or prior to the Closing without further liability to Bright Lights, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise noted on Section 6.4 of the Company Disclosure Letter;

(v) to Bright Lights, copies of (A) the Restated Company Agreement, duly approved and adopted by the Board of Managers of the Company and its members in connection with the terms of the Restructuring Agreement, pursuant to which Intermediate Holdco has been duly appointed as managing member of the Company; and (B) evidence reasonably satisfactory to Bright Lights that the unitization has been consummated in accordance with the Restructuring Agreement;

(vi) to Bright Lights, payoff letters, in customary form, delivered by Silicon Valley Bank, in respect of the SVB Loan and Security Agreement, and Ocean II PLO LLC, in respect of the SCI Loan and Security Agreement (collectively, the “Payoff Letters”);

(vii) to Bright Lights, a certificate on behalf of Manscaped, Inc., prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in Manscaped, Inc. is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

(viii) to Bright Lights, a certificate on behalf of the Company conforming to the requirements of Treasury Regulations Section 1.1445-11T(d)(2).

(b) At the Closing, ParentCo and Bright Lights will deliver or cause to be delivered:

(i) to the Exchange Agent, the ParentCo Merger Consideration for further distribution to Bright Lights’ stockholders pursuant to Section 3.6;

(ii) to the Company, a certificate signed by an officer of Bright Lights, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of ParentCo, Bright Lights and the Sponsor and each of the other parties listed on Schedule I of the Sponsor Support Agreement;

(iv) to the Company, the written resignations of all of the directors and officers of ParentCo and Merger Sub LLC (other than those Persons identified as the initial directors and officers, respectively, of ParentCo after the Third Effective Time, in accordance with the provisions of Section 2.8 and Section 7.6), effective as of the Third Effective Time; and

(v) to the Company, a copy of the Restated Company Agreement, duly executed by Intermediate Holdco, pursuant to which Intermediate Holdco has been duly appointed as managing member of the Company;

(c) On the Closing Date, the Surviving Corporation shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued transaction expenses of Bright Lights and those incurred, accrued, paid or payable by Bright Lights’ Affiliates on Bright Lights’ behalf (which shall include any outstanding amounts under any Working Capital Loans, and any Transfer Taxes imposed on or attributable to Bright Lights, its shareholders, or any Bright Lights Affiliates) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) reimbursement of all previously paid Transaction Expenses and all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”); provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, managers or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer manager or director through the Company’s payroll.

Section 2.7 Governing Documents.

(a) The certificate of incorporation of ParentCo (the “ParentCo Certificate of Incorporation”) and bylaws of ParentCo (the “ParentCo Bylaws”) as of immediately prior to the Effective Time (which shall be in substantially the form attached as Exhibits A and B hereto upon the Effective Time), shall be the certificate of incorporation and bylaws of ParentCo from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

(b) The limited liability company agreement of Merger Sub LLC in effect immediately prior to the Third Effective Time, shall be the limited liability company agreement of the Surviving Entity following the Third Effective Time until thereafter amended as provided therein and under the DLLCA.

(c) The limited liability company agreement of the Company in effect as of the date hereof shall be amended and restated prior to the Effective Time (in substantially the form attached as Exhibit I hereto), and shall be the limited liability company agreement of the Company until thereafter amended and restated by the Restated Company Agreement.

Section 2.8 Directors and Officers.

(a) The (i) officers of Bright Lights as of immediately prior to the Effective Time, shall be the officers of the Surviving Corporation from and after the Effective Time, and (ii) directors of ParentCo as of immediately prior to the Effective Time, shall be the directors of the Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b) The (i) officers of Manscaped, Inc. as of immediately prior to the Third Effective Time, shall be the officers of the Surviving Entity from and after the Third Effective Time, and (ii) the directors of Manscaped, Inc. as of immediately prior to the Third Effective Time, shall be the managers of the Surviving Entity from and after the Third Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Entity.

(c) The parties shall take all actions necessary to ensure that, following the Third Effective Time on the Closing Date, the Persons identified on Section 2.8(c) of the Company Disclosure Letter as the initial post-Closing directors and officers of ParentCo in accordance with the provisions of Section 7.6 shall be appointed as the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.8(c) of the Company Disclosure Letter), respectively, of ParentCo, each to hold office in accordance with the Governing Documents of ParentCo.

Section 2.9 Tax Free Reorganization Matters.

(a) The parties intend that, for United States federal, and applicable state and local, income tax purposes, (i) the ParentCo Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder to which each of ParentCo and Bright Lights are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g); (ii) the Mergers (taken together) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of ParentCo and Manscaped, Inc. are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g); and (iii) the Exchange will qualify as a contribution under Section 721 of the Code by Intermediate Holdco to the Company (collectively, the “Intended Tax Treatment”). Each of ParentCo, Bright Lights, Intermediate Holdco, Merger Sub Corp, Merger Sub LLC, the Company and Manscaped, Inc. shall cooperate and use its respective reasonable best efforts to support the Intended Tax Treatment, and none of ParentCo, Bright Lights, Intermediate Holdco, Merger Sub Corp, Merger Sub LLC, the Company or Manscaped, Inc. has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would be reasonably expected to prevent or impede the Intended Tax Treatment.

(b) Each of ParentCo, Bright Lights, Intermediate Holdco, Merger Sub Corp, Merger Sub LLC, the Company, Manscaped, Inc. and their respective Affiliates shall report the Exchange as a contribution under Section 721 of the Code and each of (i) the ParentCo Merger and (ii) the Mergers (taking the Manscaped, Inc. Merger and the Second Merger together) as reorganizations within the meaning of Section 368(a) of the Code, including filing all Tax Returns consistent with the Intended Tax Treatment (and attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Mergers), and shall take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, including providing factual support letters.

Article III

EFFECTS OF THE MERGERS ON THE EQUITY OF THE PARTIES

Section 3.1 Conversion of Bright Lights Securities.

(a) At the Effective Time, by virtue of the ParentCo Merger and without any action on the part of any holder of Bright Lights Class A Common Stock, each share of Bright Lights Class A Common Stock and Bright Lights Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Bright Lights Common Stock subject to Bright Lights Warrants (which shall be subject to Section 3.2), (ii) any shares of Bright Lights Class A Common Stock or Bright Lights Class B Common Stock held in the treasury of Bright Lights, which treasury shares shall be canceled as part of the ParentCo Merger, and (iii) any shares of Bright Lights Class A Common Stock or Bright Lights Class B Common Stock held by stockholders of Bright Lights who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), shall be canceled and converted into the right to receive one share of ParentCo Class A Common Stock.

(b) Notwithstanding anything in this Agreement to the contrary, no fractional shares of ParentCo Class A Common Stock shall be issued in the ParentCo Merger.

Section 3.2 Treatment of Bright Lights Warrants. At the Effective Time, each Bright Lights Warrant that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire one share of Bright Lights Class A Common Stock and shall be converted in accordance with the terms of such Bright Lights Warrant, at the Effective Time, into a right to acquire one share of ParentCo Class A Common Stock on substantially the same terms as were in effect immediately prior to the Effective Time. The parties shall take all lawful action to effect the aforesaid provisions of this Section 3.2, including causing the Bright Lights Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.2, including adding ParentCo as a party thereto.

Section 3.3 Treatment of Company Incentive Units. Pursuant to that certain Exchange Agreement (the “Exchange Agreement”), to be entered into by the Company, ParentCo and the other parties thereto, (a) each holder of Company Incentive Units of the Company listed therein (each, an “Exchanging Incentive Unit Holder”) shall agree to the cancellation of their respective unvested Company Incentive Units in exchange for the issuance of the number of restricted stock units of ParentCo set forth therein, subject to the terms and conditions of the Equity Incentive Plan and an award agreement to be entered into by and between ParentCo and each Exchanging Incentive Unit Holder, and (b) immediately thereafter, all exchanged Company Incentive Units shall be cancelled.

Section 3.4 Manscaped, Inc. Merger. At the Second Effective Time, by virtue of the Manscaped, Inc. Merger and pursuant to the terms of this Agreement, each issued and outstanding share of Manscaped, Inc. stock immediately prior to the Second Effective Time shall be canceled and converted into the right to receive (i) one share of ParentCo Class A Common Stock (and in the case of holders of voting units of the Company, one share of ParentCo Class B Common Stock) and (ii) the contingent right to receive the applicable Earnout Pro Rata Portion (as defined in Annex I hereto) of Earnout Shares (as defined in Annex I hereto) (which may be zero (0)) following the Closing in accordance with Section 3.9 ((i) and (ii) collectively, the “Manscaped, Inc. Merger Consideration”).

Section 3.5 Conversion of Manscaped, Inc. Securities. At the Third Effective Time, by virtue of the Third Merger and without any action on the part of Bright Lights, the Surviving Corporation, Merger Sub LLC, or the holders of any securities of Bright Lights, the Surviving Corporation or Merger Sub LLC, each share of common stock of Manscaped, Inc. (as the surviving corporation in the Manscaped, Inc. Merger) issued and outstanding immediately prior to the Third Effective Time shall be converted into one common unit of the Surviving Entity.

Section 3.6 Exchange Procedures.

(a) Prior to the Closing, ParentCo shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the ParentCo Merger Consideration to the Bright Lights stockholders. At or before the Effective Time, ParentCo shall deposit with the Exchange Agent the number of shares of ParentCo Class A Common Stock sufficient to deliver the ParentCo Merger Consideration.

(b) Reasonably promptly after the Effective Time, ParentCo shall send or shall cause the Exchange Agent to send, to each record holder of shares of Bright Lights Common Stock as of immediately prior to the Effective Time, whose Bright Lights Common Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the ParentCo Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Bright Lights may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of shares of Bright Lights Common Stock that have been converted into the right to receive a portion of the ParentCo Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the ParentCo Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d) Promptly following the date that is one (1) year after the Effective Time, ParentCo shall instruct the Exchange Agent to deliver to ParentCo all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the ParentCo Merger Consideration that remains unclaimed shall be returned to ParentCo, and any Person that was a holder of shares of Bright Lights Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Bright Lights Common Stock for an applicable portion of the ParentCo Merger Consideration in accordance with this Section 3.6 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Bright Lights Common Stock to ParentCo and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and ParentCo shall promptly deliver, such applicable portion of the ParentCo Merger Consideration without any interest thereupon. None of ParentCo or its Subsidiaries, or the Exchange Agent shall be liable to any Person in respect of any of the ParentCo Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.7 Withholding. Notwithstanding any other provision to this Agreement, ParentCo, Bright Lights, Intermediate Holdco, Merger Sub Corp, Merger Sub LLC, and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by ParentCo or Bright Lights). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) to the extent duly remitted, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.8 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Bright Lights Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Bright Lights Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive ParentCo Class A Common Stock, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Bright Lights Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive ParentCo Class A Common Stock in accordance with Section 3.1 without interest thereon, upon transfer of such shares. Bright Lights shall provide ParentCo prompt written notice of any demands received by Bright Lights for appraisal of shares of Bright Lights Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to Bright Lights prior to the Effective Time that relates to such demand. Except with the prior written consent of ParentCo (which consent shall not be unreasonably withheld, conditioned or delayed), Bright Lights shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 3.9 Earnout. Subject to the terms of Annex I hereto, following the occurrence of an Earnout Milestone (as defined in Annex I), ParentCo will issue the Earnout Shares to each Earnout Participant (as defined in Annex I) in accordance with such participant’s Earnout Pro Rata Portion. All Earnout Shares will be validly issued, fully paid and nonassessable and clear of all Liens other than any obligations under the ParentCo Governing Documents or applicable securities law restrictions when issued.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Bright Lights by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV ), in each case, the Company represents and warrants as follows:

Section 4.1 Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of formation, and has the requisite company power and authority to own, lease, use or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Bright Lights, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial company (or other entity, if applicable) in each jurisdiction in which its ownership, leasing, use or operation of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2 Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease, use or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Bright Lights by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership, leasing, use or operation of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.3 Due Authorization.

(a) Other than the Company Equityholder Approval, the Company has all requisite company power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Managers of the Company, and no other company proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Board of Managers of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its equityholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other company action is required on the part of the Company or any of its equityholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Transactions other than the Company Equityholder Approval.

Section 4.4 No Conflict. Subject to the provision of notices and receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or any of the Company Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Permit or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right (including any incremental loss of rights) or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Real Property Lease or Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, including, without limitation, any Leased Real Property, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Bright Lights contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries, or on the part of Bright Lights as a result of any Permit held (or required to be held) by the Company or its Subsidiaries, with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or other applicable antitrust or competition Laws; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement, or the Ancillary Agreements, or to consummate the transactions contemplated hereby and (iii) the filing of the ParentCo Merger Certificate, the Manscaped, Inc. Merger Certificate and the Second Merger Certificate in accordance with the DGCL and the DLLCA.

Section 4.6 Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital of the Company consists of (x) 6,400,000 Company Common Units, all of which are issued and outstanding as of the date of this Agreement, (y) 17,571,542 Company Incentive Units, of which 17,095,154 are issued and outstanding as of the date of this Agreement, and (z) 9,810,329 Company Preferred Units (all of which are issued and outstanding as of the date of this Agreement, 3,673,227.5 of which are Series A-1 Preferred Units, 1,973,105.6 of which are Series A-2 Preferred Units, 3,271,138.8 of which are Series A-3 Preferred Units and 892,857.1 of which are Series A-4 Preferred Units), and there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding Company Units (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) The Company has provided to Bright Lights, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant manager or director of the Company or any of its Subsidiaries or any other holder who, as of the date of this Agreement, holds a Company Incentive Unit, including the applicable distribution threshold, vesting schedule (including any acceleration terms) and voting rights corresponding thereto. All Company Incentive Units are evidenced by award agreements in substantially the forms previously made available to Bright Lights, and no Company Incentive Units are subject to terms that are materially different from those set forth in such forms. Each Company Incentive Unit was validly issued and properly approved by, the Board of Managers of the Company (or any Person or group of Persons to whom or which the Board of Managers of the Company has delegated authority to administer the Company Incentive Plan).

(c) Except as otherwise set forth in this Section 4.6, the Governing Documents of the Company or on Section 4.6(c) of the Company Disclosure Letter, (i) the Company has not granted any outstanding subscriptions, options, appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Company Units, any equity or equity-related interests of the Company, the value of which is determined by reference to the Company Units, or any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), (ii) the Company has not made plans or other agreements of any character providing for the issuance of additional Company Units or the grant of equity or equity related interests of ParentCo, the sale of Company Units held in treasury or other equity interests, or for the repurchase or redemption of shares or other equity or equity-related interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and (iii) there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Units.

Section 4.7 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock or other equity interests.

Section 4.8 Financial Statements.

(a) The Company has delivered to Bright Lights: (i) true and complete copies of the unaudited consolidated balance sheets and statements of operations, comprehensive loss, equityholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon (together with the Updated Financial Statements, when delivered pursuant to Section 6.3(a), the “Annual Financial Statements”) and (ii) unaudited condensed consolidated balance sheets and statements of operations, comprehensive loss, equityholders’ equity, and cash flow of the Company and its Subsidiaries as of September 30, 2021, and summary of operating results, changes in equityholders’ equity and cash flows of the Company and its Subsidiaries for the three month period ended September 30, 2021 (the “Interim Financial Statements” and, together with the Annual Financial Statements, when delivered pursuant to Section 6.3(a), the “Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in equityholders’ equity (with respect to the Annual Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Interim Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Except as set forth on Section 4.8(c) of the Company Disclosure Letter, neither the Company nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9 Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to or at the Closing.

Section 4.10 Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, (a) there are no pending or, to the knowledge of the Company, threatened lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11 Legal Compliance.

(a) Each of the Company and its Subsidiaries is and since January 1, 2018, has been, in compliance in all material respects with applicable Law.

(b) The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to (i) prevent the use of the products and services of the Company and its Subsidiaries in a manner that violates applicable Law (including money laundering or fraud), and (ii) otherwise provide reasonable assurance that violations of applicable Law by any of the Company’s or its Subsidiaries’ managers, directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

(c) Neither the Company nor any of its Subsidiaries or any of the managers, officers, directors or to the Company’s knowledge employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to the Company and its Subsidiaries.

Section 4.12 Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xvii) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Bright Lights or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Top Customers or the Top Vendors;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $500,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last five (5) years, in each case, involving payments in excess of $500,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) between the Company and its wholly-owned Subsidiaries;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $500,000 in any calendar year;

(v) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly-owned Subsidiary of the Company);

(vi) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, individual consulting or advisor agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand, including the Company Financing Agreements (collectively, “Affiliate Agreements”);

(vii) Contracts with each current employee or individual independent contractor of the Company or its Subsidiaries that provide annual base remuneration (excluding bonus, Incentive Unit grants and other benefits) in excess of $200,000;

(viii) Contracts in excess of $150,000 with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby (excluding Incentive Unit grants);

(ix) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(x) Any collective bargaining agreement or other labor-related Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor or trade union, labor organization, works council or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including (1) non-disclosure agreements, (2) nonexclusive licenses granted to employees, contractors and service providers in connection with the provision of services to the Company or any of its Subsidiaries (but excluding any such services that involve the creation of any Intellectual Property material to the business of the Company or its Subsidiaries), (3) ancillary trademark licenses incident to marketing, printing or advertising Contracts or (4) nonexclusive licenses granted to customers in connection with downstream advertising and sales of the Company’s products, in each case of (1)-(4) entered into in the ordinary course of business) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the right to use material Intellectual Property of the Company or its Subsidiaries or (B) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company or its Subsidiaries (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software that is not used in the Company’s or its Subsidiaries’ products or services and involves aggregate payments less than $200,000 in any calendar year and Open Source Licenses);

(xii) Each Contract pursuant to which (A) any third party transferred to the Company or its Subsidiary ownership of any material Intellectual Property, excluding invention assignment agreements with employees, contractors or consultants entered into in the ordinary course of business or (B) the Company or its Subsidiaries transferred to any third party ownership of any material Intellectual Property.

(xiii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in any calendar year;

(xiv) Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;

(xv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xvi) Any Contract to acquire any owned real property; and

(xvii) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xvi) of this Section 4.12(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13 Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former manager, director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. With respect to each Company Benefit Plan, the Company has made available to Bright Lights, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the three (3) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (F) all material non-ordinary course communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other applicable Governmental Authority relating to the Company Benefit Plan.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and to the knowledge of the Company no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iv) there have not been any “prohibited transactions” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan; and (v) neither the Company nor, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied. No Company Benefit Plan is or has been, and neither the Company nor any of its ERISA Affiliates has contributed to, been required to contribute to, or had any actual, indirect or contingent liability under, any plan or program that is or has been maintained by more than one employer within the meaning of Section 413(c) of the Code or that is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, No Company Benefit Plan is or has been maintained outside the jurisdiction of the United States.

(d) With respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law.

(f) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has at all times (i) been maintained and operated in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code and (ii) been in material documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.

(g) Except as set forth on Section 4.13(g) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Incentive Unit. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(h) All Company Incentive Units have been granted in accordance with the terms of the Company Incentive Plan. The Company has made available to Bright Lights, accurate and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plan, together with the material terms thereof (including but not limited to grant date, distribution threshold, vesting terms, voting rights, form of award, expiration date, and number of units underlying such award). The treatment of Company Incentive Units under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards and will not cause adverse tax consequences under Section 409A of the Code.

Section 4.14 Labor Relations; Employees.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any other labor-related Contract or arrangement with any labor or trade union, labor organization, works council or other employee representative body, (ii) no such agreement or arrangement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are represented by any labor or trade union, labor organization, works council or other employee representative body with respect to their employment with the Company or any of its Subsidiaries, and (iv) no labor or trade union, labor organization, works council, group of employees, or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or threatened unfair labor practice charge, material grievance, material arbitration, strike, slowdown, work stoppage, picketing, hand billing, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b) The Company and its Subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices including, all Laws respecting terms and conditions of employment, health and safety, wages and hours, worker classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, background checks, employment discrimination, sexual harassment, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other state or federal Governmental Authority responsible for the prevention of unlawful employment practices, (iii) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, employment practices, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (iv) notice of any material Legal Proceeding pending or threatened in any forum by or on behalf of any present or former employee or independent contractor of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment or engagement, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment or contractor relationship.

(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of any term of any employment agreement, nondisclosure agreement, restrictive covenant, common law nondisclosure obligation or fiduciary duty (i) to the Company or any of the Company’s Subsidiaries or (ii) to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(e) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former director, officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer or director of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of director or above. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer or director of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of director or above, in each case in their capacity as such.

(f) In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar foreign, state or local law relating to plant closings, layoffs or group terminations. The Company and its Subsidiaries have not engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

(g) To the knowledge of the Company, no employee of the Company or any Company’s Subsidiaries at the level of director or higher intends to terminate his or her employment.

Section 4.15 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions). All such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects. All material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have (i) withheld and collected from amounts owing to any employee, creditor, customer or any other third-party in all material respects all Taxes required by Law to be withheld and collected, (ii) paid over to the proper Governmental Authority in a timely manner all such withheld and collected amounts required to have been so paid over and (iii) complied in all material respects with all applicable withholding, collection and related reporting requirements with respect to such Taxes.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no Tax audits or other examinations by a Governmental Authority of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing by a Governmental Authority of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any amount of Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling or request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries or a customary commercial or financing agreement (or a Contract or other agreement entered into in the ordinary course of business) not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of equity qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in the jurisdiction of such Governmental Authority.

(k) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment or other fixed place of business in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m) Each of the Company and its Subsidiaries is registered for purposes of sales Tax, use Tax, transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where the applicable entity has determined that it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.

(n) Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any analogous provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any analogous provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any analogous provision of state, local or foreign Law).

(o) At all times since its formation, the Company has been properly treated as a partnership for U.S. federal and applicable state and local income Tax purposes and has not elected any alternative treatment.

(p) Neither the Company nor any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)).

(q) The Company and its Subsidiaries have not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that would reasonably be expected to prevent the Intended Tax Treatment.

Section 4.16 Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, neither the Company, any of the Company’s Subsidiaries nor any of their Affiliates has incurred or will incur, directly or indirectly, any liability for any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby for which Bright Lights, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17 Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Bright Lights. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18 Licenses. The Company and its Subsidiaries have obtained, and maintain, all Licenses required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects. Each such material License is and, as required, has been for the past three (3) years valid, binding and in full force and effect, and each of the Company and its Subsidiaries is and has been during the past three (3) years in material compliance with all such Licenses. Neither the Company nor any of its Subsidiaries (i) is or has been (except as has been fully cured) in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material Permit to which it is a party, (ii) to the knowledge of the Company, is or has been during the past three (3) years the subject of any pending or threatened Action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, limitation, suspension, modification, or impairment of any License; or (iii) has received any notice that any Governmental Authority that has issued any License intends to cancel, terminate, revoke, limit, suspend, condition, modify or not renew any such Licenses, except to the extent such License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.19 Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20 Real Property.

(a) None of the Company or any of its Subsidiaries owns any Owned Real Property.

(b) Section 4.20(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold or subleasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company and its Subsidiaries have delivered to Bright Lights true, correct and complete copies of all leases, subleases, licenses or occupancy agreements, including all amendments, extensions, renewals, guaranties, terminations and modifications thereof relating to Leased Real Property (collectively, the “Real Property Leases”), and none of the Real Property Leases have been modified in any respect, except to the extent that such modifications have been disclosed by the copies of the Real Property Leases delivered to Bright Lights.

(iii) Each Real Property Lease is in full force and effect. Neither the Company nor any Subsidiary of the Company has given or received any notice of default, termination, cancellation or nonrenewal with respect to any Real Property Lease, in each case that remains pending or uncured as of the date hereof. All of the material covenants to be performed under any Real Property Lease by the Company or any of its Subsidiaries and to the knowledge of the Company, by any party other than the Company or any of its Subsidiaries, has been performed in all material respects. Neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any Real Property Lease. No event has occurred which would reasonably be expected to result in a material breach of or a material default under any Real Property Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

(iv) The Company and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under the Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to the Real Property Leases.

(v) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(vi) Each Leased Real Property is in all material respects in good operating condition and repair (ordinary wear and tear expected) and is suitable for its present use in all material respects.

(c) Except as set forth on Section 4.20(c) of the Company Disclosure Letter, there are no written or oral subleases, sub-subleases, licenses, sub-licenses, concessions, occupancy agreements or other Contracts to which any Person other than the Company or any of its Subsidiaries has the right of use or occupancy of any Leased Real Property.

Section 4.21 Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority and is owned or purported to be owned by the Company or any of the Company’s Subsidiaries, whether applied for or registered in the United States or internationally (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive owner of all Intellectual Property owned or purported to be owned by the Company or its Subsidiaries (including each of the items of Company Registered Intellectual Property), and all such Intellectual Property is subsisting and, (excluding any pending applications included in the Company Registered Intellectual Property) to the knowledge of the Company, is valid and enforceable. The Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all material Intellectual Property used or held for use by the Company and its Subsidiaries in the conduct of their businesses.

(b) Except as set forth on Section 4.21(b) of the Company Disclosure Letter, to the knowledge of the Company, the Company and its Subsidiaries have not, in past the six (6) years, infringed, misappropriated or otherwise violated and are not infringing, misappropriating or otherwise violating any Intellectual Property of any third Person. Except as set forth on Section 4.21(b) of the Company Disclosure Letter, there is no, and in the past three (3) years there has been no, Action pending or, to the knowledge of the Company, threatened (including any offer, demand or request to license any Intellectual Property from any Person), (i) to which the Company or any of the Company’s Subsidiaries is or was a named party alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person or (ii) in which the validity, enforceability or registrability of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries has been or is being challenged.

(c) To the knowledge of the Company no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of its Subsidiaries. In the past three (3) years the Company and its Subsidiaries have not initiated any Action or sent to any Person any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement, misappropriation or other violation of any Intellectual Property of the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries take commercially reasonable measures to maintain and protect the secrecy, security, integrity, confidentiality and value of material trade secrets, Intellectual Property, and Company Systems owned or purported to be owned by them or provided to them by a third Person. The Company and its Subsidiaries have entered into valid and enforceable written agreements with each Person who has or has had access to material trade secrets or material confidential information of the Company or its Subsidiaries containing appropriate confidentiality and non-use obligations of such Person. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any material trade secrets owned (or purported to be owned) by the Company or any of its Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information. Each current or former employee of, and each current or former contractor or consultant to, the Company or any of its Subsidiaries, in each case, who has been engaged in the development of any material Intellectual Property owned (or purported to be owned) by the Company or its Subsidiaries has entered into an agreement with the Company or a Subsidiary of the Company by which such employee, contractor or consultant presently assigns to the Company or the applicable Subsidiary of such employee’s, contractor’s or consultant’s rights in such Intellectual Property.

(e) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Intellectual Property owned by the Company or any of its Subsidiaries and used in connection with their respective business.

(f) With respect to the Company Systems, to the knowledge of the Company, no such Company Systems contain any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of such Company Systems or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of software or information or data stored or processed on such Company Systems. The Company Systems under the Company’s and its Subsidiaries’ control and, to the knowledge of the Company, all other Company Systems, are maintained in accordance with customary industry standards and practices for entities operating businesses similar to the businesses of the Company or its Subsidiaries and constitute all the information and technology systems infrastructure reasonably necessary to carry on the businesses of the Company or its Subsidiaries as conducted in the past twelve (12) months.

(g) The Company’s and each of its Subsidiaries’ use of Open Source Software used in or by their products or services is and has been in material compliance with all Open Source Licenses applicable thereto. None of the Company or any of its Subsidiaries has used any Open Source Software in a manner that requires any of its or their proprietary software (or portions thereof) be subject to Open Source Obligations. No source code for any material software owned by the Company or any of its Subsidiaries has been disclosed, licensed, released, distributed, escrowed or made available to or for any Person (other than disclosure employees or contractors of the Company or any of its Subsidiaries on a need-to-know basis and subject to appropriate confidentiality and non-use agreements) and no Person has been granted any rights thereto.

Section 4.22 Privacy and Cybersecurity.

(a) The Company and each of its Subsidiaries has established policies, programs and procedures with respect to the collection, use, processing, modification, storage, import, export, disclosure and transfer of Personal Information, including privacy policies, consistent with applicable Laws relating to privacy, data protection, data security or the collection, storage, handling, disclosure, transfer, use or processing of Personal Information (“Privacy Laws”), and for the past three (3) years has maintained and enforced such policies, programs and procedures. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries are in compliance with, and for the past three (3) years has been in compliance with, (i) all Privacy Laws and (ii) the Company’s and its Subsidiaries’ privacy policies and contractual commitments relating to privacy, data protection, data security or the collection, storage, handling, disclosure, transfer, use or processing of Personal Information or the IT Systems (collectively, “Privacy Obligations”). There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation or breach of any Privacy Laws or Privacy Obligations.

(b) The Company Systems (i) are sufficient for the immediate needs of the Company and each of its Subsidiaries, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner and (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all software as necessary for the operation of the business. To the knowledge of the Company, in the past three (3) years, (A) there have been no material unauthorized intrusions or access or breaches of the security of the Company Systems controlled by the Company or its Subsidiaries or, to the knowledge of the Company, all other Company Systems, and (B) there have been no failures, breakdowns, continued substandard performance, or disruptions in any Company Systems that adversely affected the Company’s or its Subsidiaries’ businesses or operations in any material respect. The Company and its Subsidiaries take commercially reasonable measures designed to protect confidential, sensitive or personally identifiable information (including Personal Information) in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through commercially reasonable administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has (x) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security or (y) received any written notice or complaint from any Person (including any Governmental Authority), nor has any such notice or complaint been threatened against the Company of any of its Subsidiaries with respect to any breach of the security of Personal Information.

Section 4.23 Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, are in material compliance with all applicable Environmental Laws.

(b) To the knowledge of the Company, there has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such real property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of in a quantity or manner requiring reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e) The Company has made available to Bright Lights all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24 Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.25 Anti-Corruption Compliance.

(a) For the past five (5) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent, while acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26 Anti-Money Laundering Laws, Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made requisite material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer of its products and technologies as required under the Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has, while acting on behalf of the Company or any of its Subsidiaries, transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.27 Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Bright Lights Shareholders or at the time of the Bright Lights Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28 Customers/Vendors.

(a) Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) customers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending June 30, 2021 (the “Top Customers”).

(b) Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Customers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

(c) Section 4.28(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) vendors (which shall include advertising platforms) based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending June 30, 2021 (the “Top Vendors”).

(d) Except as set forth on Section 4.28(d) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.29 Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.30 Product Warranty and Product Liability.

(a) Except as set forth in Section 4.30(a) of the Company Disclosure Letter, for the last three (3) years:

(i) neither the Company nor any of its Subsidiaries has received any written claim, or to the Company’s knowledge, been threatened with a claim for material liability arising out of any injury to individuals or property as a result of any products produced, manufactured, processed, marketed, distributed, shipped, imported, exported, or sold by or on behalf of the Company or its Subsidiaries. To the Company’s knowledge, no defect or failure in any product imported, produced, manufactured, processed, marketed, distributed, shipped, exported or sold by or on behalf of the Company or its Subsidiaries exists that would reasonably be expected to result in material damages; and

(ii) none of the Company or any of its Subsidiaries has issued any recalls, withdrawals, notifications of potential product nonconformance (such as a product advisory bulletin) or other material corrective actions (in each case, whether voluntarily or involuntarily) of products produced, manufactured, processed, marketed, distributed, shipped, imported, exported, or sold by or on behalf of the Company or its Subsidiaries or been required to file, or has filed, a notification or other report with any Governmental Authority concerning actual or potential hazards with respect to any product produced, manufactured, processed, marketed, distributed, shipped, imported, exported, or sold by or on behalf of the Company and its Subsidiaries.

(b) Section 4.30(b) of the Company Disclosure Letter discloses the approximate aggregate Dollar amount of and circumstances associated with any products liability claims and product recalls of the Company and its Subsidiaries for the last three (3) years.

(c) The products produced, processed, marketed, distributed, shipped or sold by or on behalf of the Company and its Subsidiaries have conformed in all material respects with the written terms and conditions applicable thereto and none of the Company or any of its Subsidiaries has any liability for replacement thereof or other damages in connection therewith materially in excess of current accruals reflected in the latest balance sheet. Section 4.30(c) of the Company Disclosure Letter discloses the approximate aggregate Dollar amount of product warranty claims since January 1, 2020, none of which were outside the ordinary course of business.

Section 4.31 Regulatory Matters.

(a) The Company and its Subsidiaries are in material compliance with, and have not violated, the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act and the Fair Packaging and Labeling Act (collectively, “Health and Safety Regulations”).

(b) Since January 1, 2018, the Company and its Subsidiaries have not received written notice of, or been subject to, any finding of deficiency or non-compliance; penalty, fine or sanction; request for corrective or remedial action; or other compliance or enforcement action, relating to any of (i) the products that the Company or the Company Subsidiaries currently sell or have sold in the past (the “Products”), (ii) the components in the Products or (iii) the Company’s facilities at which such Products are manufactured, packaged or initially distributed, in each case issued by the Food and Drug Administration (the “FDA”), the Federal Trade Commission (the “FTC”) or by any other Governmental Authority.

(c) The Company and its Subsidiaries have been in material compliance with applicable facility registration and listing provisions pursuant to Health and Safety Regulations.

(d) To the knowledge of the Company, the Company and its Subsidiaries are in material compliance with all applicable regulations and requirements of the FDA, the FTC and Governmental Authorities relating to good manufacturing or handling practices, investigations of customer complaints or inquiries, reporting of serious adverse events, and maintenance of adverse event records.

(e) The Company and its Subsidiaries have not made any false statements in, or omissions from, any applications, approvals, reports or other submissions made by the Company or any of its Subsidiaries to the FDA, the FTC or Governmental Authorities or in any other records and documentation prepared or maintained by the Company or its Subsidiaries solely for compliance with the requirements of the FDA, the FTC or Governmental Authorities relating to the Products.

(f) Since January 1, 2018, the Company and its Subsidiaries have not voluntarily recalled, suspended, or discontinued manufacturing of the Products at the request of the FDA, the FTC or Governmental Authorities, nor has the Company or any of its Subsidiaries received any written notice from the FDA, the FTC or any Governmental Authority that it has commenced or threatened to initiate any action to withdraw approval, restrict sales or marketing, or request a recall of, any Product, or that the FDA, the FTC or such Governmental Authority has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any Product.

(g) Since January 1, 2018, the Company and its Subsidiaries have not received any written notification from the FDA, the FTC or Governmental Authorities that remains unresolved indicating that any Product is unsafe or ineffective for its intended use or fails to comply with any applicable premarket authorization requirements.

Section 4.32 Sufficiency of Assets. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed, leased or subleased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course. Notwithstanding the foregoing, this Section 4.32 shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

Section 4.33 No Additional Representation or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Bright Lights or any of its Subsidiaries or Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Bright Lights or any of its Subsidiaries or Affiliates.

Article V

REPRESENTATIONS AND WARRANTIES OF BRIGHT LIGHTS AND ITS SUBSIDIARIES

Except as set forth in (i) in the case of Bright Lights, any Bright Lights SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Bright Lights SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 and Section 5.15), or (ii) in the case of Bright Lights and its Subsidiaries, in the disclosure letter delivered by Bright Lights and its Subsidiaries to the Company (the “Bright Lights Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Bright Lights and its Subsidiaries represent and warrant to the Company as follows:

Section 5.1 Company Organization. Each of Bright Lights and its Subsidiaries has been duly incorporated, organized or formed and is validly existing as a corporation or limited liability company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease, or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of the Governing Documents of the Bright Lights Entities, in each case, as amended to the date of this Agreement, previously delivered by Bright Lights to the Company, are true, correct and complete. None of the Bright Lights Entities has any assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of the Bright Lights Entities are held directly by Bright Lights. Each of Bright Lights and its Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Bright Lights and its Subsidiaries (taken as a whole).

Section 5.2 Due Authorization.

(a) Each of Bright Lights and its Subsidiaries has all requisite corporate or company power, as applicable, and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Bright Lights and by Bright Lights as the sole shareholder, as applicable, of ParentCo, Intermediate Holdco, Merger Sub Corp and Merger Sub LLC and (ii) determined by the Board of Directors of Bright Lights as advisable to Bright Lights and the Bright Lights Shareholders and recommended for approval by the Bright Lights Shareholders. No other company proceeding on the part of the Bright Lights Entities is necessary to authorize this Agreement and the documents contemplated hereby (other than the Bright Lights Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Bright Lights and its Subsidiaries, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Bright Lights and its Subsidiaries, enforceable against Bright Lights and its Subsidiaries in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Bright Lights’ Governing Documents) is present, each of those Transaction Proposals identified in clauses (A), through (I), of Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding shares of Bright Lights Common Stock entitled to vote thereupon (as determined in accordance with Bright Lights’ Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Bright Lights and held for such purpose.

(c) The foregoing votes are the only votes of any of Bright Lights Common Stock necessary in connection with entry into this Agreement by Bright Lights and its Subsidiaries and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, the Board of Directors of Bright Lights has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3 No Conflict. Subject to the Bright Lights Shareholder Approval, the execution and delivery of this Agreement by Bright Lights and its Subsidiaries and the other documents contemplated hereby by Bright Lights and its Subsidiaries and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of the Bright Lights Entities, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Bright Lights Entities, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which the Bright Lights Entities is a party or by which the Bright Lights Entities may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of the Bright Lights Entities, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Bright Lights Entities to enter into and perform their obligations under this Agreement or (ii) be material to the Bright Lights Entities.

Section 5.4 Litigation and Proceedings. There are no pending or, to the knowledge of Bright Lights, threatened Legal Proceedings against the Bright Lights Entities, their respective properties or assets, or, to the knowledge of Bright Lights, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Bright Lights, threatened by any Governmental Authority, against the Bright Lights Entities, their respective properties or assets, or, to the knowledge of Bright Lights, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon the Bright Lights Entities, nor are any assets of the Bright Lights Entities’ respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Bright Lights. As of the date hereof, each of the Bright Lights Entities is in compliance with all applicable Laws in all material respects. Since inception, the Bright Lights Entities have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Bright Lights.

Section 5.5 SEC Filings. Bright Lights has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since January 7, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Bright Lights SEC Filings”). Each of the Bright Lights SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Bright Lights SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Bright Lights SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Bright Lights SEC Filings. To the knowledge of Bright Lights, none of the Bright Lights SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Bright Lights’ status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Bright Lights has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Bright Lights, including its consolidated Subsidiaries, if any, is made known to Bright Lights’ principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Bright Lights’ principal executive officer and principal financial officer to material information required to be included in Bright Lights’ periodic reports required under the Exchange Act. Since January 7, 2021, Bright Lights has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Bright Lights’ financial reporting and the preparation of Bright Lights Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Bright Lights has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Bright Lights has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since January 7, 2021, Bright Lights has complied in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”). The Bright Lights Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Bright Lights, threatened against Bright Lights by Nasdaq or the SEC with respect to any intention by such entity to deregister the Bright Lights Class A Common Stock or prohibit or terminate the listing of Bright Lights Class A Common Stock on Nasdaq.

(d) The Bright Lights SEC Filings contain true and complete copies of the unaudited balance sheet as of June 30, 2021, and statement of operations, cash flow and shareholders’ equity of Bright Lights for the period from September 15, 2020 (inception) through June 30, 2021, together with the auditor’s reports thereon (the “Bright Lights Financial Statements”). Except as disclosed in the Bright Lights SEC Filings, the Bright Lights Financial Statements (i) fairly present in all material respects the financial position of Bright Lights, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Bright Lights have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Bright Lights to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Bright Lights. Bright Lights has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Bright Lights (including any employee thereof) nor Bright Lights’ independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Bright Lights, (ii) any fraud, whether or not material, that involves Bright Lights’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Bright Lights or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of the Bright Lights Entities with respect to the Bright Lights Entities’ execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, and (ii) as otherwise disclosed on Section 5.7 of the Bright Lights Disclosure Letter.

Section 5.8 Trust Account. As of the date of this Agreement, Bright Lights has at least $230,000,000 in the Trust Account (including, if applicable, an aggregate of approximately $8,050,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of January 6, 2021, between Bright Lights and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is a valid and binding obligation of Bright Lights and is in full force and effect and is enforceable in accordance with its terms. There are no claims or proceedings pending or, to the knowledge of Bright Lights, threatened with respect to the Trust Account. Bright Lights has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, none of the Bright Lights Entities has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Bright Lights and its Subsidiaries on the Closing Date.

Section 5.9 Investment Company Act; JOBS Act. Bright Lights is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Bright Lights constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10 Absence of Changes. Since inception, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Bright Lights Entities to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the Bright Lights Disclosure Letter, Bright Lights and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.11 No Undisclosed Liabilities. Except for any fees and expenses payable by Bright Lights, Intermediate Holdco, ParentCo, Merger Sub Corp or Merger Sub LLC as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against the Bright Lights Entities (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Bright Lights SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Bright Lights SEC Filings in the ordinary course of business of Bright Lights and its Subsidiaries, or (iii) which would not be, or would not reasonably be expected to be, material to the Bright Lights Entities.

Section 5.12 Capitalization of Bright Lights.

(a) As of the date of this Agreement, the authorized capital stock of Bright Lights consists of (i) 380,000,000 shares of Bright Lights Class A Common Stock, 23,000,000 of which are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 shares of Bright Lights Class B Common Stock, of which 5,750,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Bright Lights Securities”). The foregoing represents all of the issued and outstanding Bright Lights Securities as of the date of this Agreement. All issued and outstanding Bright Lights Securities (x) have been duly authorized and validly issued and are fully paid and non-assessable; (y) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Bright Lights’ Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (z) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Bright Lights’ Governing Documents or any Contract to which Bright Lights is a party or otherwise bound.

(b) Subject to the terms of conditions of the Warrant Agreement, the Bright Lights Warrants will be exercisable after giving effect to the Mergers for one share of Bright Lights Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 11,500,000 Bright Lights Common Warrants and 6,600,000 Bright Lights Private Placement Warrants are issued and outstanding. The Bright Lights Warrants are not exercisable until the later of (x) January 11, 2022 and (y) thirty (30) days after the Closing. All outstanding Bright Lights Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Bright Lights, enforceable against Bright Lights in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Bright Lights’ Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Bright Lights’ Governing Documents or any Contract to which Bright Lights is a party or otherwise bound. Except for the Subscription Agreements, Bright Lights’ Governing Documents and this Agreement, there are no outstanding Contracts of Bright Lights to repurchase, redeem or otherwise acquire any Bright Lights Securities.

(c) Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Bright Lights has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Bright Lights Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Bright Lights Securities or the value of which is determined by reference to the Bright Lights Securities, and there are no Contracts of any kind which may obligate Bright Lights to issue, purchase, redeem or otherwise acquire any of its Bright Lights Securities.

(d) The ParentCo Merger Consideration and the Bright Lights Common Stock, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Bright Lights’ Governing Documents, or any Contract to which Bright Lights is a party or otherwise bound.

(e) On or prior to the date of this Agreement, Bright Lights and ParentCo has entered into Subscription Agreements with the PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from ParentCo, shares of ParentCo Class A Common Stock for a PIPE Investment Amount of $75,000,000. Such Subscription Agreements are in full force and effect with respect to, and binding on, Bright Lights and, to the knowledge of Bright Lights, on each PIPE Investor party thereto, in accordance with their terms.

(f) Bright Lights has no Subsidiaries apart from ParentCo, Intermediate Holdco, Merger Sub Corp and Merger Sub LLC, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Bright Lights is not party to any Contract that obligates Bright Lights to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13 Brokers’ Fees. Except fees described on Section 5.13 of the Bright Lights Disclosure Letter, neither Bright Lights nor any of its Affiliates has incurred or will incur, directly or indirectly, any liability for any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby.

Section 5.14 Indebtedness. None of Bright Lights or its Subsidiaries has any Indebtedness.

Section 5.15 Taxes.

(a) All material Tax Returns required to be filed by or with respect to Bright Lights and its Subsidiaries have been timely filed (taking into account any applicable extensions). All such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects. All material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) Bright Lights and each of its Subsidiaries have (i) withheld and collected from amounts owing to any employee, creditor, customer or any other third-party in all material respects all Taxes required by Law to be withheld and collected, (ii) paid over to the proper Governmental Authority in a timely manner all such withheld and collected amounts required to have been so paid over and (iii) complied in all material respects with all applicable withholding, collection and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of the Bright Lights Entities.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against any Bright Lights Entity that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no Tax audits or other examinations by a Governmental Authority of any Bright Lights Entity presently in progress, nor have any of the Bright Lights Entities has been notified in writing by a Governmental Authority of (nor to the knowledge of any Bright Lights Entity has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of any the Bright Lights Entities.

(f) None of the Bright Lights Entities is a party to or bound by any Tax indemnification or Tax sharing or similar agreement (other than a customary commercial or financing agreement (or other agreement entered into in the ordinary course of business) not primarily related to Taxes.

(g) No Bright Lights Entity is liable for Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Tax Law, as a transferee or successor, by Contract (other than customary commercial or financial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or otherwise.

(h) No written claim has been made by any Governmental Authority where the a Bright Lights Entity does not file Tax Returns that any Bright Lights Entity is or may be subject to taxation in the jurisdiction of such Governmental Authority.

(i) None of the Bright Lights Entities has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) None of Bright Lights or its Subsidiaries have taken any action, or to the knowledge of Bright Lights are there any facts or circumstances, that would reasonably be expected to prevent the Intended Tax Treatment.

Section 5.16 Business Activities.

(a) Since formation, none of the Bright Lights Entities has conducted any business activities other than activities related to Bright Lights’ initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Bright Lights’ Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon the Bright Lights Entities or to which the Bright Lights Entities is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Bright Lights Entities or any acquisition of property by the Bright Lights Entities or the conduct of business by the Bright Lights Entities as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to the Bright Lights Entities.

(b) Except for Intermediate Holdco, ParentCo, Merger Sub Corp, Merger Sub LLC and the transactions contemplated by this Agreement and the Ancillary Agreements, Bright Lights does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, Bright Lights has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, none of Intermediate Holdco, ParentCo, Merger Sub Corp or Merger Sub LLC owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Each of Intermediate Holdco, ParentCo, Merger Sub Corp and Merger Sub LLC was formed solely for the purpose of effecting the transactions contemplated by this Agreement and neither has engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), none of Bright Lights or its Subsidiaries is party to any Contract with any other Person that would require payments by Bright Lights or any of its Subsidiaries after the date hereof in excess of $250,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.17 Nasdaq Stock Market Quotation. The Bright Lights Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “BLTS”. The Bright Lights Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BLTSW”. Bright Lights is in compliance with Nasdaq listing rules and there is no Action or proceeding pending or, to the knowledge of Bright Lights, threatened against Bright Lights by Nasdaq or the SEC with respect to any intention by such entity to deregister the Bright Lights Class A Common Stock or Bright Lights Warrants or terminate the listing of Bright Lights Class A Common Stock or Bright Lights Warrants on Nasdaq. None of the Bright Lights Entities or their respective Affiliates has taken any action in an attempt to terminate the registration of the Bright Lights Class A Common Stock or Bright Lights Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18 Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) of the Securities Act and/or Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Bright Lights Shareholders and certain of the Company’s equityholders, as applicable, and at the time of the Bright Lights Shareholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Bright Lights makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Bright Lights by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.19 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Bright Lights and its Subsidiaries, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Bright Lights has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Bright Lights or its representatives) or reviewed by Bright Lights pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Bright Lights or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Bright Lights understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.20 No Additional Representation or Warranties. Except as provided in this Article V, none of Bright Lights nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Bright Lights and its Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Bright Lights or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Bright Lights and its Subsidiaries as conducted after the Closing, as contained in any materials provided by Bright Lights, its Subsidiaries or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VI

COVENANTS OF THE COMPANY

Section 6.1 Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law or as consented to by Bright Lights in writing (which consent shall not be unreasonably withheld, conditioned or delayed), use reasonable best efforts to operate the business of the Company in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Bright Lights in writing (which consent shall not be unreasonably withheld, conditioned or delayed) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law:

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b) make or declare any dividend or distribution to the equityholders of the Company or make any other distributions in respect of any of the Company Unit or equity interests;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, including, for the avoidance of doubt, redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities or (ii) transactions between the Company any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(e) (i) enter into, modify in any material respect or terminate any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, or any Real Property Lease or (ii) waive, release or assign any rights under any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, or any Real Property Lease;

(f) sell, assign, transfer, convey, lease, sublease, sub-sublease or otherwise dispose of or mortgage, pledge or subject to any encumbrance any assets or properties of the Company or its Subsidiaries, including, without limitation, any Leased Real Property, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g) acquire, or agree to acquire in any manner, any ownership interest in any real property;

(h) except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12(a) of the Company Disclosure Letter, (i) grant or adopt or enter into any arrangement for any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee having an annual base salary less than or equal to $175,000 in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, including the hiring or termination of any employees with an annual base salary of $175,000 or more, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except for increases to non-officer employees in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of vesting or payment of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, the sum of (i) and (ii) not to be in excess of $250,000 in the aggregate, in each case, other than (x) in the ordinary course of business consistent with past practice and (y) as between the Company and its Subsidiaries;

(k) (i) make or change any material election in respect of material Taxes (other than make an election under Section 754 of the Code), (ii) materially amend any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local, or foreign Law) with any Governmental Authority in respect of material Taxes executed on or prior to the Closing Date, (v) enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries or a customary commercial or financing agreement (or an agreement entered into in the ordinary course of business) not primarily related to Taxes), (vi) settle any claim or assessment in respect of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(l) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Intended Tax Treatment;

(m) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $750,000, except as such obligations become due;

(n) issue any additional Company Units or securities exercisable for or convertible into Company Units, or grant any additional Company Incentive Units, or promise to grant any other equity or equity-related interests of the Company or ParentCo;

(o) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Mergers);

(p) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(q) assign, transfer, pledge, sell or license to any Person rights to any Intellectual Property that is material to the Company or any of its Subsidiaries, or dispose of, abandon, permit to lapse or fail to preserve any rights to any Intellectual Property that is material to the Company or any of its Subsidiaries, except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term or for the grant of non-exclusive licenses in the ordinary course of business, consistent with past practice;

(r) deliver, license or make available to any escrow agent or other Person source code for any software owned or purported to be owned by the Company or any of its Subsidiaries;

(s) modify in any material respect any of the privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except (i) to remediate any security issue, (ii) to enhance data security or integrity, (iii) to comply with applicable Law, or (iv) as otherwise directed or required by a Governmental Authority;

(t) disclose or agree to disclose to any Person (other than Bright Lights or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(u) make or commit to make any capital expenditures;

(v) manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(w) other than as required by applicable Law, modify, enter into or extend any collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization, works council or group of employees of the Company or its Subsidiaries, or recognize or certify any labor union, labor organization, works council or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(x) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(y) waive the restrictive covenant obligations of any current or former employee or independent contractor of the Company or any of the Company’s Subsidiaries;

(z) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(aa) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or

(bb) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2 Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Bright Lights and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Bright Lights and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Bright Lights or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Bright Lights). All information obtained by Bright Lights, Intermediate Holdco, ParentCo, Merger Sub Corp, Merger Sub LLC or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3 Preparation and Delivery of Additional Company Financial Statements.

(a) The Company shall act in good faith to deliver to Bright Lights, (i) as soon as reasonably practicable following the date hereof and in any event no later than December 10, 2021, the audited consolidated balance sheets and statements of operations, comprehensive loss, equityholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant and (ii) if the Registration Statement is not effective by February 15, 2022, no later than February 15, 2022, the audited consolidated balance sheets and statements of operations, comprehensive loss, equityholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2021, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the items in clause (i) and (ii), the “Updated Financial Statements”); provided, that upon delivery of such Updated Financial Statements, such financial statements shall be deemed Annual Financial Statements for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to such Annual Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) The Company shall, as promptly as practicable, provide Bright Lights with all other information concerning the Company and its management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested or required by Bright Lights for inclusion in the Proxy Statement / Registration Statement.

Section 6.4 Affiliate Agreements. All Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Bright Lights, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter.

Section 6.5 Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

Section 6.6 Payoff Letters. The Company shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to (a) obtain the Payoff Letters, which shall (i) contain the name and account number of each Person to which Indebtedness shall be due and payable at the Closing and provide for the full amount of Indebtedness to be paid to each such Person at the Closing and wire instructions to do so and (ii) provide for the release of all Liens and guarantees provided in support of the obligations with respect to such Indebtedness upon the payment of such amounts and contingent upon the Closing and (b) provide Bright Lights with a copy of such Payoff Letters at least three (3) Business Days prior to the Closing Date.

Article VII

COVENANTS OF Bright Lights

Section 7.1 Employee Matters.

(a) Equity Plans. Prior to the Closing Date, Bright Lights shall approve and adopt a 2021 Omnibus Incentive Plan in substantially the form attached hereto as Exhibit G (with such changes as may be agreed in writing by Bright Lights and the Company, the “Equity Incentive Plan”) and the Company shall approve and adopt the 2021 Management Incentive Plan in substantially the form attached hereto as Exhibit H (which such changes as may be agreed in writing by the Bright Lights and the Company, the “Management Incentive Plan”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date ParentCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, ParentCo shall file an effective registration statement on Form S-8 with respect to the ParentCo Class A Common Stock issuable under the Equity Incentive Plan, and ParentCo shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus contained therein) for so long as awards granted pursuant to the Equity Incentive Plan remain outstanding. The Company shall grant equity awards to the Company’s Chief Executive Officer and the Company’s President on the Closing Date under the Management Incentive Plan in the amounts and in accordance with the general terms set forth in the Employment Agreements and the Management Incentive Plan.

(b) Communication. Any written or oral communications proposed to be delivered to employees of the Company or any of its Subsidiaries regarding employees’ level of (or rights with respect to) continued employment or benefits or compensation at or after Closing, in connection with such employees’ rights and obligations contained in this Agreement (if any), or otherwise respecting any material changes or potential material changes in employee benefit plans, practices or procedures that may or will occur in connection with or following the transactions contemplated by this Agreement shall be subject to the review and prior consent of Bright Lights (such consent not to be unreasonably withheld, conditioned or delayed).

(c) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of the Constituent Corporations and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of the Constituent Corporations, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2 Trust Account Proceeds and Related Available Equity.

(a) If (i) the amount of cash available in the Trust Account following the Bright Lights Shareholder Meeting, after deducting the amount required to satisfy the Bright Lights Share Redemption Amount (but prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Transaction Expenses or transaction expenses of Bright Lights (including transaction expenses incurred, accrued, paid or payable by Bright Lights’ Affiliates on Bright Lights’ behalf), as contemplated by Section 11.6), plus (ii) the PIPE Investment Amount expected to be received by ParentCo prior to or substantially concurrently with the Closing, plus (iii) the aggregate proceeds of any other equity financing of Bright Lights or ParentCo entered into between the date hereof and Closing (the sum of (i) and (ii), the “Available Bright Lights Cash”), is equal to or greater than $75,000,000 (the “Minimum Available Bright Lights Cash Amount”), then the condition set forth in Section 9.3(c) shall be satisfied. Notwithstanding the foregoing, Sponsor or any of its or its member’s affiliates shall have the right, but not the obligation, prior to the Closing to acquire common stock of ParentCo (on the same terms and conditions as set forth in the Subscription Agreements) and the proceeds of such acquisition shall constitute additional Available Bright Lights Cash for purposes of this Section 7.2(a).

(b) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Bright Lights shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, the Surviving Corporation (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Bright Lights Shareholders pursuant to the Bright Lights Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to the Surviving Corporation for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3 Nasdaq / NYSE Listing. From the date hereof through the Effective Time, Bright Lights shall ensure Bright Lights remains listed as a public company on Nasdaq or that it is listed as a public company on the New York Stock Exchange (“NYSE”). Prior to the Second Effective Time, ParentCo shall prepare and submit to either Nasdaq or NYSE a listing application, if required under Nasdaq listing rules or NYSE listing rules, as applicable, covering the shares of ParentCo Class A Common Stock issuable in the Manscaped, Inc. Merger, and shall obtain approval for the listing of such shares of ParentCo Class A Common Stock, and the Company shall reasonably cooperate with Bright Lights with respect to such listing.

Section 7.4 No Solicitation by Bright Lights. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Bright Lights shall not, and shall cause its Subsidiaries not to, and Bright Lights shall instruct its and their representatives, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Bright Lights shall, and shall instruct its officers and directors to, and Bright Lights shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5 Bright Lights Conduct of Business.

(a) During the Interim Period, Bright Lights shall, and shall cause each of its Subsidiaries to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment), or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned, or, delayed), Bright Lights shall not, and Bright Lights shall cause each of its Subsidiaries not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements or as required by Law:

(i) change, modify or amend the Trust Agreement or the Governing Documents of Bright Lights or any of its Subsidiaries, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the shareholders of Bright Lights or make any other distributions in respect of any of Bright Lights Common Stock, Intermediate Holdco capital stock, ParentCo Class A Common Stock, Merger Sub Corp capital stock or Merger Sub LLC Units, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Bright Lights Common Stock, Intermediate Holdco capital stock, ParentCo Class A Common Stock, Merger Sub Corp capital stock or Merger Sub LLC Units or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Bright Lights, Intermediate Holdco, ParentCo, Merger Sub Corp or Merger Sub LLC, other than a redemption of shares of Bright Lights Class A Common Stock made as part of the Bright Lights Share Redemptions;

(iii) (A) make or change any material election in respect of material Taxes, (B) amend any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) with any Governmental Authority in respect of material Taxes, (E) enter into any Tax sharing or similar agreement, (F) settle any claim or assessment in respect of material Taxes, or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(iv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Intended Tax Treatment;

(v) other than as expressly required by the Sponsor Support Agreement or in respect of any Working Capital Loan, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Bright Lights, Intermediate Holdco, ParentCo, Merger Sub Corp or Merger Sub LLC (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Bright Lights or any of its Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (x) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $1,000,000, (y) incurred between Bright Lights and any of its Subsidiaries, or between or among any of its Subsidiaries or (z) in respect of any Working Capital Loan in an aggregate not to exceed $1,500,000;

(vii)    incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Bright Lights (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business);

(viii)   (A) issue any Bright Lights Securities or securities exercisable for or convertible into Bright Lights Securities, other than the issuance of the ParentCo Merger Consideration by the Surviving Corporation, (B) grant any options, warrants or other equity-based awards with respect to Bright Lights Securities not outstanding on the date hereof (other than with respect of any Working Capital Loan), or (C) amend, modify or waive any of the material terms or rights set forth in any Bright Lights Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(ix) enter into any agreement to do any action prohibited under this Section 7.5.

(b) During the Interim Period, Bright Lights shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, Bright Lights’ Governing Documents, the Trust Agreement and all other agreements or Contracts to which Bright Lights or its Subsidiaries may be a party.

Section 7.6 Post-Closing Directors and Officers of ParentCo. Subject to the terms of the ParentCo Governing Documents, ParentCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of ParentCo shall consist of up to seven (7) directors, which shall initially include:

●	one (1) director nominee to be designated by ParentCo who shall initially be Mike Mahan;

●	the four (4) directors of the Company immediately prior to the Effective Time; and

●	two (2) independent director nominees to be designated by the Company with the assistance of Bright Lights as soon as reasonably practicable following the date of this Agreement;

(b) the Board of Directors of ParentCo shall have a majority of “independent” directors for the purposes of Nasdaq or NYSE, as applicable, each of whom shall serve in such capacity in accordance with the terms of the ParentCo Governing Documents following the Effective Time; and

(c) the initial officers of ParentCo shall be as set forth on Section 2.8(c) of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of the ParentCo Governing Documents following the Effective Time.

Section 7.7 Indemnification and Insurance.

(a) From and after the Effective Time, Bright Lights agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (the “Company Indemnified Parties”) and (y) Bright Lights and each of its Subsidiaries (together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Bright Lights or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Bright Lights shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Bright Lights’ and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Bright Lights or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. ParentCo shall assume, and be liable for, each of the covenants in this Section 7.7.

(b) For a period of six (6) years from the Effective Time, Bright Lights shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Bright Lights’, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Bright Lights or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Bright Lights may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.7 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.7 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on Bright Lights and all successors and assigns of Bright Lights. In the event that Bright Lights or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Bright Lights shall ensure that proper provision shall be made so that the successors and assigns of Bright Lights shall succeed to the obligations set forth in this Section 7.7.

(d) On the Closing Date, ParentCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and ParentCo with the post-Closing directors and officers of ParentCo, which indemnification agreements shall continue to be effective following the Closing.

Section 7.8 Bright Lights Public Filings. From the date hereof through the Effective Time, Bright Lights will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.9 PIPE Subscriptions. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), ParentCo and Bright Lights shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, except for any such actions that would not increase conditionality or impose any new obligation on the Company, ParentCo or Bright Lights, reduce or impair the rights of Bright Lights or ParentCo under any Subscription Agreement or otherwise adversely affect any rights of Bright Lights, ParentCo or the Company under any Subscription Agreement and except for any assignment or transfer contemplated in or expressly permitted by any Subscription Agreement (without any further amendment, modification or waiver to such assignment or transfer provision). Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, each of Bright Lights and ParentCo shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) ParentCo the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

Section 7.10   Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Bright Lights, threatened in writing, against ParentCo, Bright Lights or the Board of Directors of ParentCo or Bright Lights by any of stockholders of Bright Lights prior to the Closing, Bright Lights shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Bright Lights shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Article VIII

JOINT COVENANTS

Section 8.1 HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Bright Lights shall (and, to the extent required, shall cause its Affiliates to) comply promptly with the notification and reporting requirements of the HSR Act. Each of the Company and Bright Lights shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Bright Lights shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Bright Lights shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Bright Lights or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Bright Lights and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither the Company nor Bright Lights shall be required to undertake any action under this Section 8.1 if such action, individually or in the aggregate, would adversely and materially impact the Company’s or Bright Lights’ expected benefits from the transactions contemplated hereby.

(d) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Bright Lights shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Bright Lights, and Bright Lights shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. Materials required to be provided pursuant to this Section 8.1(d) may be restricted to outside counsel and may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements, and (z) to remove references to privileged information. To the extent not prohibited by Law, the Company agrees to provide Bright Lights and its counsel, and Bright Lights agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) Each of the Company, on the one hand, and Bright Lights, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 8.2 Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) ParentCo, Bright Lights and the Company shall jointly prepare and ParentCo shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Bright Lights Shareholders relating to the Bright Lights Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) ParentCo shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of certain of the shares of ParentCo Class A Common Stock to be issued in the ParentCo Merger (collectively, the “Registration Statement Securities”). Each of ParentCo, Bright Lights and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Each of ParentCo and Bright Lights also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of ParentCo, Bright Lights and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of ParentCo, Bright Lights, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq or NYSE, as applicable) in connection with the ParentCo Merger and the other transactions contemplated hereby (the “Offer Documents”). Bright Lights will cause the Proxy Statement/Registration Statement to be mailed to the Bright Lights Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Bright Lights will advise the Company, reasonably promptly after ParentCo or Bright Lights receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the ParentCo Class A Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and ParentCo and Bright Lights shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, ParentCo and Bright Lights shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that ParentCo, Bright Lights or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of ParentCo or Bright Lights to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of ParentCo, Bright Lights and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Bright Lights Shareholders and at the time of the Bright Lights Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, ParentCo, Bright Lights or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company, ParentCo or Bright Lights, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Bright Lights Shareholders.

(b) Bright Lights Shareholder Approval. Bright Lights shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Bright Lights Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Bright Lights Shareholders’ Meeting”) in accordance with Bright Lights’ Governing Documents and Nasdaq or NYSE listing rules, as applicable, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Bright Lights Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Bright Lights Share Redemption. Bright Lights shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change of Bright Lights’ name to “Manscaped Holdings, Inc.”, (B) amendment and restatement of Bright Lights’ Governing Documents, in substantially the form attached as Exhibits A and B to this Agreement (as may be subsequently amended by mutual written agreement of the Company and Bright Lights at any time before the effectiveness of the Registration Statement), including any separate or unbundled proposals as are required to implement the foregoing, (C) the adoption and approval of this Agreement and the Transactions contemplated by this Agreement in accordance with applicable Law and exchange rules and regulations, (D) approval of the issuance of shares of ParentCo Class A Common Stock as contemplated by this Agreement and in connection with the PIPE Investment, (E) approval of the adoption by Bright Lights of the equity plans described in Section 7.1, (F) the election of directors effective as of the Closing as contemplated by Section 7.6, (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Bright Lights and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (I) adjournment of the Bright Lights Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement, with such changes as mutually agreed to by the parties hereto. Bright Lights may only adjourn the Bright Lights Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Bright Lights Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Bright Lights has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Bright Lights Shareholders prior to the Bright Lights Shareholders’ Meeting; provided, that the Bright Lights Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Bright Lights Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Bright Lights agrees that it shall provide the holders of shares of Bright Lights Class A Common Stock the opportunity to elect redemption of such shares of Bright Lights Class A Common Stock in connection with the Bright Lights Shareholders’ Meeting, as required by Bright Lights’ Governing Documents.

(c) Company Equityholder Approval. Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Company Equityholder Approval in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Equityholders (pursuant to the Company Equityholders Support Agreement) as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, or (ii) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the equityholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Transactions, as soon as reasonably practicable after the Registration Statement is declared effective. The Company shall obtain the Company Equityholder Approval at such meeting of the equityholders of the Company and shall take all other action necessary or advisable to secure the Company Equityholder Approval as soon as reasonably practicable after the Registration Statement is declared effective.

Section 8.3 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Bright Lights and the Company shall each, and each shall cause its Subsidiaries to (a) provide all third parties notice as required in connection with the Transactions and the other transactions contemplated by this Agreement, (b) use reasonable best efforts to obtain all consents and approvals of third parties as required in connection with the Transactions and the other transactions contemplated by this Agreement, and (c) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 8.3 will constitute a breach of Section 6.1.

Section 8.4 Tax Matters.

(a) In the event that ParentCo, Bright Lights or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment, or the SEC requests or requires tax opinions, each party shall use reasonable efforts to execute and deliver customary tax representation letters (not to be inconsistent with this Agreement) as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. If the SEC (or its staff) requests or requires any opinion on the Intended Tax Treatment or other tax consequences of the transactions contemplated by this Agreement, the Company shall cause such opinion (as so required or requested) to be provided by one of its advisors.

(b) The applicable Parties shall cooperate in filing such forms and documents as may be necessary and to obtain any exemption or refund of any Transfer Taxes.

Section 8.5 Section 16 Matters. Prior to the Effective Time, each of the Company and Bright Lights shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Units or acquisitions of shares of ParentCo Class A Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.6 Cooperation; Consultation.

(a) Prior to Closing, each of the Company and Bright Lights shall, and each of them shall cause its respective Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Bright Lights shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Bright Lights were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued in the PIPE Investment following the consummation of the transactions contemplated hereby), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Bright Lights, or their respective auditors.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of Bright Lights, Intermediate Holdco, ParentCo, Merger Sub Corp, Merger Sub LLC and the Company. The obligations of Bright Lights, Intermediate Holdco, ParentCo, Merger Sub Corp, Merger Sub LLC and the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions at or prior to Closing, any one or more of which may be waived in writing by all of such parties:

(a) The Bright Lights Shareholder Approval shall have been obtained;

(b) The Company Equityholder Approval shall have been obtained;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The waiting period or periods (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f) Bright Lights shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(g) The shares of ParentCo Class A Common Stock and ParentCo Common Warrants to be issued in connection with the ParentCo Merger shall have been approved for listing on Nasdaq or NYSE;

(h) The Employment Agreements shall remain in full force and effect and shall not have been revoked, rescinded, or otherwise repudiated by the respective employee signatories thereto, and neither Paul Tran nor Kevin Datoo shall have terminated his employment or engagement or indicated that he is not willing or does not intend to be employed or engaged by ParentCo (or any of its Subsidiaries) following the Closing; and

(i) The Restructuring shall have been completed in accordance with the terms of the Restructuring Agreement.

Section 9.2 Conditions to Obligations of Bright Lights and its Subsidiaries. The obligations of Bright Lights and its Subsidiaries to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Bright Lights and its Subsidiaries:

(a) (i) The representations and warranties of the Company contained in Section 4.6 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than Section 4.6) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such material covenant and failed to cure within twenty (20) days after notice (or if earlier, the Agreement End Date);

(c) The Available Bright Lights Cash shall be no less than the Minimum Available Bright Lights Cash Amount; and

(d) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Bright Lights contained in Section 5.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement and (ii) each of the representations and warranties of Bright Lights contained in this Agreement (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(b) Each of the covenants of Bright Lights to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) The Available Bright Lights Cash shall be no less than the Minimum Available Bright Lights Cash Amount.

Article X

TERMINATION/EFFECTIVENESS

Section 10.1   Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Bright Lights;

(b) by the Company or Bright Lights if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by the Company if the Bright Lights Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Bright Lights Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) prior to the Closing by written notice to the Company from Bright Lights if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Bright Lights of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before June 22, 2022 (the “Agreement End Date”), unless Bright Lights is in material breach hereof;

(e) prior to the Closing, by written notice to Bright Lights from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Bright Lights, Intermediate Holdco, ParentCo, Merger Sub Corp or Merger Sub LLC set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Bright Lights Breach”), except that, if any such Terminating Bright Lights Breach is curable by Bright Lights through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Bright Lights of notice from the Company of such breach, but only as long as Bright Lights continues to exercise such reasonable best efforts to cure such Terminating Bright Lights Breach (the “Bright Lights Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Bright Lights Breach is not cured within the Bright Lights Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof; or

(f) by Bright Lights if the Company Equityholder Approval shall not have been obtained within forty-eight (48) hours of the effective date of the Registration Statement.

Section 10.2   Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or equityholders, other than liability of the Company, Bright Lights, ParentCo, Intermediate Holdco, Merger Sub Corp or Merger Sub LLC, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.1   Trust Account Waiver. The Company acknowledges that Bright Lights is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated January 6, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Bright Lights assets consist of the cash proceeds of Bright Lights’ initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Bright Lights, certain of its public stockholders and the underwriters of Bright Lights’ initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Bright Lights that, except with respect to interest earned on the funds held in the Trust Account that may be released to Bright Lights to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Bright Lights completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Bright Lights fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Bright Lights in limited amounts to permit Bright Lights to pay the costs and expenses of its liquidation and dissolution, and then to Bright Lights’ public stockholders; and (iii) if Bright Lights holds a shareholder vote to amend Bright Lights’ amended and restated certificate of incorporation to modify the substance or timing of the obligation to allow redemption in connection with a Business Combination or to redeem 100% of Bright Lights Common Stock if Bright Lights fails to complete a Business Combination within the allotted time period, then for the redemption of any Bright Lights Common Stock properly tendered in connection with such vote. For and in consideration of Bright Lights entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Bright Lights; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Bright Lights for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Bright Lights to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Bright Lights Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Bright Lights’ ability to fulfill its obligation to effectuate the Bright Lights Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Bright Lights’ assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2   Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, managing members or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3   Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to Bright Lights, Intermediate Holdco, ParentCo, Merger Sub Corp or Merger Sub LLC prior to the Closing, or to Bright Lights after the Effective Time, to:

Bright Lights Acquisition Corp.
12100 Wilshire Blvd, Suite 1150
Los Angeles, CA 90025
Attention:   Michael Mahan and Hahn Lee
Email:         mike@brightlightsacquisition.com

                    hahn@brightlightsacquisition.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, CA 94301
Attention: Michael Mies
Email: michael.mies@skadden.com

(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Manscaped Holdings, LLC

3753 Howard Hughes Parkway, Suite 200

Las Vegas, NV 89169

Attention: Paul Tran
Email: paul@manscaped.com

with copies to (which shall not constitute notice):

Buchalter, PC

1000 Wilshire Boulevard, Suite 1500

Los Angeles, CA 90017

Attention:   Jeremy Weitz and Tanya Viner
Email:         jweitz@buchalter.com

                    tviner@buchalter.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4   Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6   Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, the Surviving Corporation shall (x) pay or cause to be paid or reimbursed, all transaction expenses of the Company, including the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Bright Lights (including transaction expenses incurred, accrued, paid or payable by Bright Lights’ Affiliates on Bright Lights’ behalf), in each of case (x) and (y), in accordance with Section 2.6(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by the Surviving Corporation pursuant to this Section 11.6 shall be paid upon consummation of the Transactions and release of proceeds from the Trust Account.

Section 11.7   Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8   Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9   Company and Bright Lights Disclosure Letters. The Company Disclosure Letter and the Bright Lights Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Bright Lights Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10  Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Bright Lights Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11  Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. Following the Closing, Section 3.9 and Annex I may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by a majority of the Earnout Participants, ParentCo, and the Company.

Section 11.12  Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Bright Lights and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14  Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15  Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16  Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Bright Lights and its Subsidiaries, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Bright Lights and its Subsidiaries as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company or the Bright Lights Entities and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or the Bright Lights Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17  Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article XI, (c) Annex I and (d) Section 3.9.

Section 11.18  Push-Out Election. Notwithstanding anything to the contrary in this Agreement, the Company shall make the election under Section 6226 of the Code (or any similar provision of state, local or other Tax Law) with respect to the alternative to payment of imputed underpayment for any pre-closing Tax period.

Section 11.19  Conflicts and Privilege.

(a) Bright Lights and the Company, on behalf of their respective successors and assigns (including, after the Closing, ParentCo), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Bright Lights or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Bright Lights Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Manscaped Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), that represented Bright Lights and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Bright Lights Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Entity, and even though such counsel may have represented Bright Lights in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Entity and/or the Sponsor. Bright Lights and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Bright Lights, the Sponsor and/or any other member of the Bright Lights Group, on the one hand, and Skadden, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Bright Lights Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Bright Lights or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Entity.

(b) Bright Lights and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Entity) (collectively, the “Manscaped Group”), on the one hand, and (y) the Surviving Entity and/or any member of the Bright Lights Group, on the other hand, any legal counsel, including the Buchalter Law Firm (“Buchalter”) that represented the Company prior to the Closing may represent any member of the Manscaped Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Entity, and even though such counsel may have represented Bright Lights and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Entity, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Manscaped Group, on the one hand, and Buchalter, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Manscaped Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by Bright Lights prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Entity.

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IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

BRIGHT LIGHTS ACQUISITION CORP.,
a Delaware corporation

By:
Name:
Title:

Bright Lights Parent Corp.,
a Delaware corporation

By:
Name:
Title:

Mower Intermediate Holdings, Inc.,
a Delaware corporation

By:
Name:
Title:

Mower Merger Sub Corp.,
a Delaware corporation

By:
Name:
Title:

Mower Merger Sub 2, LLC,
a Delaware limited liability company

By:
Name:
Title:

MANSCAPED HOLDINGS, LLC,
a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Business Combination Agreement]